Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED TRANSFER AND ADMINISTRATION AGREEMENT

by and among

THOROUGHBRED FUNDING, INC.,

NORFOLK SOUTHERN RAILWAY COMPANY,
as Originator and as Servicer,

NORFOLK SOUTHERN CORPORATION,

THE CONDUIT INVESTORS FROM TIME TO TIME PARTY HERETO,

THE COMMITTED INVESTORS FROM TIME TO TIME PARTY HERETO,

THE MANAGING AGENTS FROM TIME TO TIME PARTY HERETO,

and

SMBC NIKKO SECURITIES AMERICA, INC.
as Administrative Agent

TABLE OF CONTENTS

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ii

Schedules

Schedule I	Accounts
Schedule II	Investor Groups
Schedule III	List of Restatement Documents
Schedule IV Schedule 4.1(g)	[RESERVED] List of Actions and Suits
Schedule 4.1(i)	Location of Certain Offices and Records
Schedule 4.1(j)	FEIN
Schedule 4.1(s)	List of Blocked Account Banks and Blocked Accounts
Schedule 11.3	Address and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Contract[s]
Exhibit C	Credit and Collection Policies and Practices
Exhibit D	Form of Investment Request
Exhibit E	Form of Blocked Account Agreement
Exhibit F	Form of Servicer Report
Exhibit G	Form of Commitment Termination Date Extension Request
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Amended and Restated Transfer And Administration Agreement

This Amended and Restated Transfer And Administration Agreement (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), dated as of May 28, 2021, by and among Thoroughbred Funding, Inc., a Virginia corporation (the “SPV”), Norfolk Southern Railway Company, a Virginia corporation, individually (the “Originator”) and as initial Servicer, Norfolk Southern Corporation, a Virginia corporation (“NSC”), the “Conduit Investors” from time to time party hereto, the “Committed Investors” from time to time party hereto, the “Managing Agents” from time to time party hereto and SMBC Nikko Securities America, Inc. (“SMBC”), as the Administrative Agent for the Investors and as a Managing Agent.

Preliminary Statements

WHEREAS, the SPV and the Originator are parties to the First Tier Agreement pursuant to which the SPV purchases and acquires Receivables, Related Security and certain other assets from the Originator;

WHEREAS, in order to fund the SPV’s purchases of Receivables, Related Security and other assets from the Originator pursuant to the First Tier Agreement, the SPV has sold and transferred the Asset Interest to the Administrative Agent on behalf of the Investors pursuant to that certain Transfer and Administration Agreement dated as of November 8, 2007 (as amended prior to the date hereof, the “Existing Transfer and Administration Agreement”) by and among the SPV, the Originator, the Servicer, NSC, the Committed Investors party thereto, the Managing Agents party thereto and the Administrative Agent; and

WHEREAS, the parties hereto desire to amend and restate the Existing Transfer and Administration Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“AAR” means the Association of American Railroads.

“Administrative Agent” means SMBC, in its capacity as administrative agent for the Investors, and any successor thereto appointed pursuant to Article X.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties), but does not include, with reference to a Receivable, the right of another carrier to set off against the amount of such Receivable the amount of claims in respect of freight carriage or other service performed by such other carrier which such other carrier may have against the Originator pursuant to the Procedures.

“Affected Assets” means, collectively, the following property, whether now existing or hereafter arising, now owned or hereafter acquired or wherever located: (a) all Receivables, (b) all Related Security, (c) all Collections, (d) each lock box and Blocked Account, (e) all other rights and payments with respect to the Receivables, (f) all of the SPV’s rights, title and interest in, to and under the First Tier Agreement, (g) all other personal property of the SPV, including, without limitation, all accounts, chattel paper, goods, investment property, letters of credit, letter-of-credit rights, instruments, general intangibles, payment intangibles, promissory notes and investment property, and (h) all proceeds of any of the foregoing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means each of the Administrative Agent and the Managing Agents.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate unpaid Yield accrued and to accrue to maturity with respect to all Rate Periods at such time, (b) the Net Investment at such time and (c) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the SPV, the Originator and the Servicer, to the Administrative Agent, the Managing Agents, the Investors or the Indemnified Parties at such time.

“Agreement” is defined in the Preamble.

“Alternate Rate” means (i) with respect to the Investor Group for which Wells Fargo Bank, National Association is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the Benchmark for such day plus 0.65%, (ii) with respect to the Investor Group for which SMBC is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the Benchmark for such day plus 0.65%, (iii) with respect to the Investor Group for which U.S. Bank National Association is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the Benchmark for such Rate Period plus 0.65%, (iv) with respect to the Investor Group for which Capital One, National Association is the Managing Agent, for each day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the Benchmark for such Rate Period plus 0.65% and (v) with respect to any other Investor Group for any Rate Period for any Portion of Investment, an interest rate per annum equal to the Benchmark for such Rate Period plus 2.00%.

“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to the SPV, the Originator, the Servicer or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

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“Asset Interest” is defined in Section 2.1(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 1.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by a Managing Agent as its “prime rate” and (c) the LIBO Rate for such day, plus 1.00%. Any change in the prime rate shall be effective from and including the effective date of such change in the prime rate as specified in the public announcement of such change.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Blocked Account” means an account maintained by the Servicer or the SPV at a Blocked Account Bank for the purpose of receiving Collections, set forth in Schedule 4.1(s) or any account added as a Blocked Account pursuant to and in accordance with 4.1(s) and which, if not maintained at and in the name of the Administrative Agent, is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an agreement among the Borrower, the Servicer (if applicable), the Administrative Agent and a Blocked Account Bank in substantially the form of Exhibit E.

“Blocked Account Bank” means each of the banks set forth in Schedule 4.1(s), as such Schedule 4.1(s) may be modified pursuant to Section 4.1(s).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York or Norfolk, Virginia are authorized or required by Law to close, and, when used with respect to the determination of any LIBO Rate or LMIR or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cause” means, with respect to the Independent Director, (i) acts or omissions by the Independent Director that constitute willful disregard of the Independent Director’s duties under the bylaws or the articles of incorporation of the SPV, (ii) that the Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any Law applicable to the Independent Director, (iii) the Independent Director has breached his or her fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the bylaws or the articles of incorporation of the SPV, (iv) there is a material increase in the fees charged by the Independent Director or a material change to the Independent Director’s terms of service, (v) the Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (vi) the Independent Director no longer meets the definition of Independent Director; provided that the Independent Director’s unwillingness to approve a voluntary petition under Section 301 of the Bankruptcy Code shall not constitute Cause for removal or expulsion of the Independent Director.

“Closing Date” means November 8, 2007.

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“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated and rulings issued thereunder.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including all finance charges, if any, and cash proceeds of Related Security, and all Deemed Collections in respect of such Receivable.

“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Investor in the commercial paper market.

“Commitment” means, with respect to each Committed Investor, as the context requires, (a) the commitment of such Committed Investor to make Investments, and (b) the dollar amount as set forth on Schedule II attached hereto for each Committed Investor (or in the case of a Committed Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Committed Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Committed Investor’s Commitment consented to by such Committed Investor prior to the time of determination; provided, however, that in the event that the Facility Limit is reduced, the aggregate of the Commitments of all the Committed Investors shall be reduced in a like amount and the Commitment of each Committed Investor shall be reduced in proportion to such reduction.

“Commitment Termination Date” means May 27, 2022, as such date may be extended from time to time pursuant to Section 11.2(e).

“Commitment Termination Date Extension Request” is defined in Section 11.2(e).

“Committed Investor” means each of the financial institutions listed on the signature pages hereto as a “Committed Investor” and each other Person that becomes party to this Agreement as a “Committed Investor”.

“Committed Investor Percentage” means, at any time, with respect to a Committed Investor, a fraction (expressed as a percentage), the numerator of which is the Commitment of such Committed Investor at such time, and the denominator of which is the sum of the Commitments of all of the Committed Investors in the related Investor Group at such time.

“Concentration Limit” means, for any Obligor of any Receivable, at any time, (i) if such Obligor has a short-term debt rating from at least one of Moody’s or S&P at such time, the applicable percentage set forth below corresponding to such rating (or, if such Obligor has a short-term debt rating from both of Moody’s and S&P at such time, corresponding to the lower of such ratings); (ii) if such Obligor does not have a short-term debt rating from either Moody’s or S&P at such time but has a long-term debt rating from at least one of Moody’s or S&P at such time, the applicable percentage set forth below corresponding to such rating  (or, if such Obligor has a long-term debt rating from both of Moody’s and S&P at such time, corresponding to the lower of such ratings); and (iii) otherwise, 4.00%;

Short-Term Rating		Long-Term Rating
S&P Rating	Moody’s Rating	S&P Rating	Moody’s Rating	Limit
A-1	P-1	A+	A1	16.00%
A-2	P-2	BBB+	Baa1	16.00%
A-3	P-3	BBB-	Baa3	8.00%
Below A-3	Below P-3	Below BBB-	Below Baa3	4.00%

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provided, that the percentages set forth above with respect to an Obligor may be increased as consented to by all of the Managing Agents in writing from time to time.

“Conduit Assignee” means any commercial paper conduit administered by a Managing Agent or any of its Affiliates and designated by such Managing Agent from time to time to accept an assignment from such Investor Group’s Conduit Investor of all or a portion of its pro rata share of the Net Investment.

“Conduit Investor” means each Person identified as a “Conduit Investor” on the signature pages hereto and each other Person that becomes party to this Agreement as a “Conduit Investor”.

“Continuing Director” is defined in Section 8.1(l)(iii).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, other writings or any other agreement or tariff (whether or not at the time evidenced by a written agreement or invoice) pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Rate” means, for any Conduit Investor for any Rate Period for any Portion of Investment, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) of interest or discount accruing on all Commercial Paper issued by such Conduit Investor during such Rate Period plus if not included in the calculation of the foregoing rate or discount, any and all applicable issuing and paying agent fees and commissions of placement agents and commercial paper dealers in respect of such Commercial Paper and other costs associated with funding small or odd-lot amounts; provided, however, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Investor is a discount rate (or rates), the “CP Rate” for such Conduit Investor for such Rate Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from the related Managing Agent’s converting such discount rate (or rates) to an interest-bearing equivalent rate per annum. On the fifth Business Day of each calendar month, the Managing Agent for each Conduit Investor shall calculate the CP Rate for the most recently ended Rate Period and shall notify the SPV and the Servicer of such CP Rate.

“CP Tranche Period” means, with respect to any Portion of Investment funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the funding of such Portion of Investment and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding CP Tranche Period and ending on (and including) the last day of the current calendar month.

“Credit and Collection Policy” means the Originator’s credit and collection policy or policies and practices relating to Contracts and Receivables as in effect on the Restatement Date and set forth in Exhibit C, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).

“Days Sales Outstanding” means, for any calendar month, the quotient of (a) the sum of all Unpaid Balances of the Receivables in the following accounts as of the last day of such calendar month: Account No. 706-111, Account No. 705-Total and Account No. 709-001, divided by, (b) the quotient of (i) the aggregate amount of sales by the Originator giving rise to Receivables during the three (3) preceding calendar months and such calendar month divided by (ii) 120.

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“Debt Rating” means, with respect to any Obligor at any time, the senior unsecured debt rating assigned by S&P or Moody’s for such Obligor, in each case without giving effect to any third party credit enhancement.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 2.6.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for 90 days or more from its original Invoice Date; (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which has been written off or identified by the SPV, the Originator or the Servicer as uncollectible; or (d) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Default Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by dividing (a) (i) the sum of (x) the aggregate initial Unpaid Balance of all Receivables as to which, as of such day, any payment, or any part thereof, remained unpaid 121 days or more, but not more than 150 days, from the original Invoice Date thereof, and (y) the aggregate initial Unpaid Balance of all Receivables as to which, as of such day, any payment, or any part thereof, remained unpaid for not more than 120 days from the original Invoice Date thereof and which have been written off, minus (ii) all Unpaid Balances of the Receivables in Account No. 706-509 and the Suspense Accounts as to which, as of such day, any payment, or any part thereof, remained unpaid 121 days or more, but not more than 150 days, from the original Invoice Date thereof, by (b) the aggregate amount of sales by the Originator giving rise to Receivables which arose during the calendar month ending four (4) calendar months prior to such calendar month.

“Delinquency Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by dividing (a) the sum of (i) the aggregate initial Unpaid Balance of all Receivables (other than Drummond Receivables) as to which, as of such day, any payment, or any part thereof, remained unpaid 60 days or more from the original Invoice Date thereof, and (ii) all Unpaid Balances of the Receivables (other than Drummond Receivables) in Account No. 706-509 as of such day, and (iii) the aggregate initial Unpaid Balance of all Receivables (other than Drummond Receivables) that, as of such day, have been written off or identified by the SPV, the Originator or the Servicer as uncollectible, by (b) all Unpaid Balances of the Receivables (other than Drummond Receivables) in Account Nos. 706-509, 706-111 and 705-Total as of such day.

“Dilution” means, on any day, an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the Unpaid Balances of the Receivables attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the Originator (which shall be exercised in the ordinary course of business), the Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of the Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors; provided, that writeoffs related to an Obligor’s bad credit shall not constitute Dilution.

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“Dilution Horizon Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by dividing (a) the sum of (i) the aggregate amount of sales by the Originator giving rise to Receivables during such calendar month and the preceding calendar month and (ii) all Unpaid Balances of the Receivables in Account No. 709-001 as of such day, by (b) the Net Pool Balance as of such day.

“Dilution Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by dividing (a) the aggregate Dilution incurred during such calendar month, by (b) the aggregate amount of sales by the Originator giving rise to Receivables in the calendar month ending one (1) calendar month prior to such calendar month.

“Dilution Reserve Floor” means, for any calendar month, the product (expressed as a percentage), computed as of the last day of such calendar month by multiplying (a) the average Dilution Ratio for the twelve (12) most recent calendar months, by (b) the Dilution Horizon Ratio for such calendar month.

“Dilution Reserve Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by multiplying (a) the sum of (i) 2.00 multiplied by the average Dilution Ratio for the twelve (12) most recent calendar months, plus (ii) the Dilution Volatility Ratio for such calendar month, by (b) the Dilution Horizon Ratio for such calendar month.

“Dilution Spike” means, for any calendar month, the highest two (2) month average Dilution Ratio during the twelve (12) most recent calendar months.

“Dilution Volatility Ratio” means, for any calendar month, the product of (a) the difference between (i) the Dilution Spike and (ii) the arithmetic average of the Dilution Ratios for the twelve (12) most recent calendar months multiplied by (b) the quotient of (i) the Dilution Spike and (ii) the arithmetic average of the Dilution Ratios for twelve (12) most recent calendar months.

“Dollar” or “$” means the lawful currency of the United States.

“Downgrade Collateral Account” is defined in Section 3.2(a).

“Downgrade Draw” is defined in Section 3.2(a).

“Drummond Receivable” means any Receivable the Obligor of which is Drummond Company, Inc. or an Affiliate thereof.

“Eligible Investments” means highly rated short-term debt or the other highly rated liquid investments in which a Conduit Investor is permitted to invest cash pursuant to its commercial paper program documents.

“Eligible Receivable” means, at any time, any Receivable:

(a)            which was originated by the Originator in the ordinary course of its business;

(b)            which, according to the Contract related thereto, is required to be paid in full within 60 days of its original Invoice Date;

(c)            which (i) satisfies all applicable requirements of the Credit and Collection Policy and (ii) at the time of the purchase by the Administrative Agent, on behalf of the Investors thereof hereunder, satisfies such other criteria and requirements as the Administrative Agent may from time to time specify to the SPV following five (5) days’ notice;

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(d)            which has been sold to the SPV pursuant to (and in accordance with) the First Tier Agreement, which does not arise from the sale of any inventory subject to any Adverse Claim and to which the SPV has good and marketable title, free and clear of all Adverse Claims;

(e)            which is not a Drummond Receivable or a Receivable or of any class of Receivables as to which the Administrative Agent has not notified the SPV that either such Receivable or such class of Receivables is not acceptable for purchase hereunder;

(f)            the Obligor of which is not an Affiliate or employee of any of the parties hereto;

(g)            the Obligor of which has been directed to make all payments in respect of such Receivable to a Blocked Account;

(h)            which under the related Contract and applicable Law is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(i)            which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset (other than on account of Interline Payables), counterclaim or other defense; provided, however, that if such litigation, dispute, offset (other than on account of Interline Payables), counterclaim or other defense affects only a portion of the Unpaid Balance of such Receivable, then such Receivable may be deemed to be an Eligible Receivable pursuant to this clause (i) to the extent of the portion of such Unpaid Balance which is not so affected;

(j)            which is denominated and payable only in Dollars in the United States;

(k)            which is not a Defaulted Receivable;

(l)            which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits) in any way not provided for in the Transaction Documents or the Credit and Collection Policy; provided, however, that only the portion of the Unpaid Balance of such Receivable that is not the subject of such compromise, adjustment or modification may be eligible pursuant to this clause (l);

(m)            which is an “account” or a “general intangible” and is not evidenced by an instrument within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(n)            which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940;

(o)            which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;

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(p)            the assignment of which under the First Tier Agreement by the Originator to the SPV and hereunder by the SPV to the Administrative Agent does not violate, conflict or contravene any applicable Law or any contractual or other restriction, limitation or encumbrance;

(q)            which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the SPV to the Administrative Agent, on behalf of the Investors, of all of the SPV’s right, title and interest therein, effective until the Final Payout Date (unless repurchased by the SPV at an earlier date pursuant to this Agreement);

(r)            which is not owed by an Obligor whose Defaulted Receivables exceed 35% of the aggregate Unpaid Balances of all such Obligor’s Receivables;

(s)            which is not an installment receivable;

(t)            which shall not constitute Unapplied Cash;

(u)            the Obligor of which, (x) if a natural Person, is a resident of the United States, or, if a corporation or other business organization, is organized under the Laws of the United States or any state or other political subdivision thereof or (y) the Obligor of which is a government of any state (or any governmental subdivision or agency thereof) of the United States or the government of the United States;

(v)            which is not a Receivable identified in Account No. 759-031, provided that Receivables not exceeding a balance of $90,000,000 in Account No. 759-031 may be Eligible Receivables pursuant to this clause (v);

(w)            which is not an unearned or disputed Receivable, to include but not be limited to those Receivables identified in the following Account Nos.: 759-011, 706-509, 709-008, 763-220, 763-001, 709-113, 709-004; and

(x)            which is not a Receivable identified in a Suspense Account.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person or any Subsidiary of such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any regulations promulgated and rulings issued thereunder.

“Excluded Receivable” means any amount payable for (i) “demurrage”, which is a charge for the time a railroad owned or leased freight car is held by shippers or receivers, (ii) “detention”, which is another form of demurrage that is applied against intermodal equipment or (iii) “storage”, which is a charge assessed on idle equipment (“equipment” for purposes of this clause (iii) meaning, private cars, railroad owned cars that contain hazardous materials and intermodal containers and trailers), when any free time allowed on such equipment expires while such equipment is on the Originator’s property or sidings; provided, however, that upon at least 30 days’ prior written notice by the Servicer to the Agents and the written consent of the Agents, such receivables shall cease being Excluded Receivables.

“Excluded Taxes” is defined in Section 9.3.

“Existing Transfer and Administration Agreement” is defined in the Recitals.

“Facility Limit” means, at any time, the lesser of (i) $400,000,000 and (ii) the aggregate Commitments then in effect.

“FATCA” means Section 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letter” means the confidential letter agreement dated the date hereof among the SPV and the Managing Agents.

“Final Payout Date” means the date, after the Termination Date, on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the Sale Agreement, dated as of November 8, 2007, between the Originator and the SPV.

“Fitch” means Fitch, Inc., or any successor that is a nationally recognized statistical rating organization.

“Foreign Obligor” means an Obligor who, (i) if a natural person, is not a resident of the United States or (ii) if a corporation or other business organization, is neither organized under the Laws of the United States or any political subdivision thereof nor has its chief executive office in the United States.

“GAAP” means, at any time, generally accepted accounting principles in effect as of such time in the United States of America.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any court, agency, department, authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. The AAR shall be deemed to be a Governmental Authority for the purposes hereof.

“Gross-up Factor” means, for any Business Day, the quotient of (a) the sum of all Unpaid Balances of the Receivables as of the end of such day in Account Nos. 706-111 and 709-001, divided by (b) all Unpaid Balances of the Receivables as of the end of such day in Account No. 706-111.

“Guaranteed Receivable” means any Receivable as to which the Originator or NSC has obtained a guarantee that cannot be enforced by anyone other than the Originator, NSC or any Affiliate of the Originator or NSC.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Indebtedness” means, without duplication, with respect to any Person, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, (g) reimbursement obligations with respect to any letters of credit and (h) any other liabilities which would be treated as indebtedness in accordance with GAAP.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Independent Director” means a member of the board of directors of the SPV who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a director of the SPV, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): NSC, the Originator, Servicer, or any of their respective Subsidiaries or Affiliates, (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state Law relating to bankruptcy and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

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“Intercompany Debt Reserve” means at any time, an amount equal to the greater of (a) the highest Unpaid Balance of Receivables of any Obligor having long-term ratings from S&P, Moody’s or Fitch of less than BBB- or Baa3, as applicable, and (b) the product of (i) the Loss Reserve Ratio at such time (calculated for this purpose by using a stress factor of 1.50 rather than 2.00) and (ii) the Unpaid Balance of all Receivables.

“Intercompany Line of Credit” means the Intercompany Line of Credit, dated as of November 8, 2007, between NSC and SPV.

“Interline Payable” means any amount payable to another carrier by the Originator in respect of Other Carrier’s Divisions, as such amount payable would be set forth in the accounts of the SPV or the Originator specified on Schedule I under the heading “Interline Payable.”

“Interline Receivable” means a Receivable the Obligor of which shall be another carrier as trustee for the Originator (and the Originator’s successors and assigns) and which arises out of service provided to a shipper or consignee or agent thereof (it being acknowledged by the SPV that the SPV and the Originator treat all such carrier Obligors of Receivables as acting as trustee for the Originator (and the Originator’s successors and assigns) for the Unpaid Balance of such Receivable), as such Receivable would be set forth in the accounts of the SPV or the Originator specified on Schedule I under the heading “Interline Receivable.”

“Investment” is defined in Section 2.2(a).

“Investment Date” is defined in Section 2.3(a).

“Investment Request” means each request substantially in the form of Exhibit D.

“Investor Group” means a group consisting of a Managing Agent and its related Conduit Investors and Committed Investors. The initial Investor Groups are set forth on Schedule II hereto.

“Investor Group Net Investment” means at any time with respect to an Investor Group, the portion of the Net Investment funded or maintained by the Investors in such Investor Group.

“Investor Group Percentage” means, for any Investor Group, the percentage equivalent (carried out to five decimal places) of a fraction the numerator of which is the aggregate amount of the Commitments of all Committed Investors in that Investor Group and the denominator of which is the sum of such numerators for each of the Investor Groups.

“Investor(s)” means the Conduit Investors and/or the Committed Investors, as the context may require.

“Invoice Date” means (i) with respect to any Interline Receivable, the original waybill date for such Receivable and (ii) with respect to any other Receivable, the original customer billing date for such Receivable.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

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“LIBO Rate” means (a) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to the relevant Rate Period as published by Thomson Reuters (or by any successor to or substitute or replacement for such service, providing rate quotations comparable to those currently provided by Thomson Reuters, as determined by the Administrative Agent from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of the relevant Rate Period, as the rate for dollar deposits with a maturity comparable to such Rate Period; provided, that, in the event that such rate is not available at such time for any reason, then the rate for the relevant Rate Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Rate Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Rate Period, divided by (b) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal) applicable to such Rate Period; provided, further that in the event that the rate as published shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Liquidity Agreement” means an agreement among a Conduit Investor and one or more Liquidity Providers evidencing the obligation of such Liquidity Providers to provide liquidity or program support or asset purchase facilities in connection with the issuance by such Conduit Investor of Commercial Paper.

“Liquidity Provider” means each Person who provides liquidity or program support to a Conduit Investor in connection with the issuance by such Conduit Investor of Commercial Paper.

“LMIR” means, for any day during a Rate Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of approximately 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then approximately 11:00 a.m. (London time) on the immediately preceding Business Day (or if not so reported, then as determined by the related Managing Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes; provided, that, in the event that the rate appearing on such page or as so determined by such Managing Agent shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Long Term Debt Rating” means, with respect to any Obligor at any time, the senior unsecured long term debt rating assigned by S&P or Moody’s for such Obligor, in each case without giving effect to any third party credit enhancement.

“Loss Horizon Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by dividing (a) the sum of (i) the aggregate amount of sales by the Originator giving rise to Receivables which arose during the immediately preceding two (2) calendar months and such calendar month and (ii) all Unpaid Balances of the Receivables in Account No. 709-001 as of such day, by (b) the Net Pool Balance as of such day.

“Loss Reserve Floor” means 16.00%.

“Loss Reserve Ratio” means, for any calendar month, the ratio (expressed as a percentage), computed as of the last day of such calendar month by multiplying (a) 2.00, by (b) the Peak Default Ratio for such calendar month, by (c) the Loss Horizon Ratio for such calendar month.

“Majority Investors” means, at any time, the Administrative Agent, each of the Managing Agents and those Committed Investors which hold Commitments aggregating in excess of 50% of the Maximum Net Investment as of such date (or, if the Commitments shall have been terminated, the Administrative Agent, each of the Managing Agents and one or more Investors whose aggregate pro rata shares of the Net Investment exceed 66.67% of the Net Investment as of such date).

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“Managing Agent” means each Person identified on the signature pages hereto as a “Managing Agent”, and each other Person that becomes a party to this Agreement as a “Managing Agent”.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectibility of the Receivables, (b) the condition (financial or otherwise), businesses or properties of the SPV, the Servicer, NSC or the Originator, (c) the ability of the SPV, the Servicer, NSC or the Originator to perform its respective obligations under the Transaction Documents to which it is a party, or (d) the interests of the Administrative Agent or the Investors under the Transaction Documents.

“Maximum Net Investment” means, at any time, an amount equal to the sum of the Commitments at such time. The Maximum Net Investment on the Restatement Date is $400,000,000.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Investment” at any time means (a) the sum of the cash amounts paid to the SPV pursuant to Sections 2.2 and 2.3 minus (b) the aggregate amount of Collections theretofore received and applied by the Managing Agents to reduce such Net Investment pursuant to Section 2.13; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason.

“Net Pool Balance” means, at any time, (a) the aggregate Unpaid Balances of all Eligible Receivables at such time, minus (b) the aggregate, for all Obligors, of the amount by which the Unpaid Balances of such Eligible Receivables (other than Defaulted Receivables) of each Obligor multiplied by the Gross-up Factor exceeds the product of (i) the Concentration Limit for such Obligor, multiplied by (ii) the Unpaid Balances of all Eligible Receivables at such time, minus (c) the amount by which the Unpaid Balance of all Receivables owing from Obligors which are Foreign Obligors exceeds 2.00% of all Eligible Receivables at such time, minus (d) the amount by which the Unpaid Balance of all Receivables owing from Obligors which are the government of any state of the United States or the government of the United States exceeds 2.00% of all Eligible Receivables at such time.

“NSC” is defined in the Preamble.

“Obligor” means, as to any Receivable, (a) if the Originator has invoiced or is or will be invoicing the shipper or consignee or agent thereof in respect of the underlying carriage or other service performed, such shipper or consignee or agent thereof and (b) if another carrier has invoiced or is or will be invoicing the shipper or consignee or agent thereof in respect of the underlying carriage or other service performed, such other carrier as trustee for the Originator (and the Originator’s successors and assigns).

“OCD Collections” is defined in Section 2.11.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

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“Originator” is defined in the Preamble.

“Other Carrier’s Division” means as to each interline carriage of freight for a shipper or consignee or agent therefor by the Originator and one or more other carriers or other service performed for a shipper or consignee or agent therefor by the Originator and/or one or more other carriers in relation to such interline carriage of freight (including refrigeration, loading, unloading, diversion, transit, switching and weighing charges) that part or division of any gross amount payable by such shipper or consignee or agent therefor to the Originator to which such one or more other carriers is or will be entitled, pursuant to applicable tariffs (including tariffs for joint rates and routes and the applicable carriers’ respective divisions), contracts (including transportation service agreements between carriers and shippers and divisions agreements between carriers), rules and regulations of the STB, rules of the AAR, the Procedures and the Originator’s accounting practices, as consideration for that part of the interline carriage of freight or other service performed by such one or more other carriers, which part or division the Originator is required to collect, hold in trust and turn over to such one or more other carriers in accordance with the rules and regulations of the STB, rules of the AAR and the Procedures.

“Peak Default Ratio” means, for any calendar month, the highest three-month average Default Ratio during the twelve (12) most recent calendar months.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Originator, the SPV or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Performance Guaranty” means the Performance Guaranty, dated as of November 8, 2007, among NSC, the Originator, the Servicer, the Investors, the Managing Agents and the Administrative Agent.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Portion of Investment” is defined in Section 2.4(a).

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Procedures” means the accounting, administrative, billing and collections procedures with respect to Receivables applied by the Originator to the extent prescribed by or not inconsistent with the rules and regulations of the STB and the rules of the AAR and industry practices and procedures.

“Pro Rata Share” means, with respect to a Committed Investor, the Commitment of such Committed Investor divided by the sum of the Commitments of all Committed Investors (or, if the Commitments shall have been terminated, such Committed Investor’s pro rata share of the percentage of the Net Investment funded by such Committed Investor).

“Purchase Termination Date” is defined in Section 7.2 of the First Tier Agreement.

“Rate” means the CP Rate, the Alternate Rate or the Base Rate, as applicable.

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“Rate Period” means, with respect to any Portion of Investment:

(a)            if Yield for such Portion of Investment is calculated at the CP Rate, the relevant CP Tranche Period;

(b)            if Yield for such Portion of Investment is calculated at the Alternate Rate, a period of one calendar month, or such other period as may be mutually agreeable to the Managing Agents and the SPV, commencing on a Business Day selected by the SPV or the Managing Agents pursuant to this Agreement. Such Rate Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Rate Period, provided, however, that if there is no such numerically corresponding day in such succeeding calendar month, such Rate Period shall end on the last Business Day of such succeeding calendar month; or

(c)            if Yield for such Portion of Investment is calculated at the Base Rate, a period commencing on a Business Day selected by the SPV and agreed to by the Managing Agents, provided no such period shall exceed one calendar month.

If any Rate Period would end on a day which is not a Business Day, such Rate Period shall end on the next succeeding Business Day, provided, however, that in the case of a Rate Period for any Portion of Investment for which Yield accrues at the Alternate Rate, if such next succeeding Business Day falls in a new calendar month, such Rate Period shall end on the immediately preceding Business Day. In the case of any Rate Period for any Portion of Investment which commences before the Commitment Termination Date and would otherwise end on a date occurring after the Commitment Termination Date, such Rate Period shall end on the Commitment Termination Date. The duration of each Rate Period which commences after the Termination Date shall be of such duration as selected by the Managing Agents.

“Rate Type” means the Base Rate, the CP Rate or the Alternate Rate.

“Ratings Event” means, with respect to an Obligor, any of the following events shall have occurred: (i) such Obligor does not have a Long Term Debt Rating of at least “Baa3” and does not have a Short Term Debt Rating of at least “P3” by Moody’s or (ii) such Obligor does not have a Long Term Debt Rating of at least “BBB-” and does not have a Short Term Debt Rating of at least “A3” by S&P.

“Receivable” means (i) the gross amount payable by a shipper or consignee or agent thereof or by another carrier in respect of any carriage of freight by the Originator or other service performed for a shipper or consignee or agent thereof by the Originator in relation to such carriage of freight (including refrigeration, loading, unloading, diversion, transit, switching and weighing charges) and (ii) any Other Carrier’s Divisions, in each case whether constituting an account, chattel paper, instrument or general intangible, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. A Receivable shall be deemed to arise hereunder coincidentally with the initiation by the Originator (or, in the case of any Other Carrier’s Division, the applicable carrier) of its carriage or other service and without regard to the issuance or absence thereof of any statement, invoice or waybill by the Originator or any other carrier in respect thereof. For purposes of calculating the amount of Receivables under this definition and when such calculation is called for elsewhere under the terms of this Agreement, “Receivables” shall mean the aggregate of the amounts which would be set forth in the accounts of the SPV, NSC or the Originator specified on Schedule I under the heading “Receivables or “Interline Receivable.” Excluded Receivables are not Receivables, as used in this Agreement (but are Receivables for purposes of the First Tier Agreement).

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“Recipient” is defined in Section 2.9.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the SPV, the Originator or the Servicer with respect to the Receivables, any other Affected Assets or the Obligors.

“Reinvestment” is defined in Section 2.2(b).

“Reinvestment Period” means the period commencing on the Closing Date and ending on the Termination Date.

“Related Commercial Paper” means, at any time, Commercial Paper the proceeds of which are then allocated by the applicable Managing Agent as the source of funding the acquisition or maintenance of, the Asset Interest.

“Related Security” means with respect to any Receivable, all of the Originator’s (without giving effect to any transfer under the First Tier Agreement) or the SPV’s rights, title and interest in, to and under:

(a)            any goods (including returned or repossessed goods) and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(b)            all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c)            the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d)            all Records related to such Receivable; and

(e)            all Collections on and other proceeds of any of the foregoing.

“Remedy Event” means any Termination Event or any Potential Termination Event described in Section 8.1 of this Agreement.

“Reportable Event” means any event, transaction or circumstance set forth in Section 4043(c) of ERISA.

“Reporting Date” is defined in Section 2.8.

“Required Reserves” at any time means the sum of (a) the Net Pool Balance multiplied by the Reserve Percentage, plus (b) the Servicing Fee Reserve, plus (c) the Yield Reserve.

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“Reserve Percentage” at any time means the greater of (x) the sum of (i) the Dilution Reserve Floor plus (ii) the Loss Reserve Floor and (y) the sum of (i) the Loss Reserve Ratio plus (ii) the Dilution Reserve Ratio.

“Restatement Date” means May 28, 2021.

“Restricted Payments” is defined in Section 6.2(k).

“S&P” means S&P Global Ratings or any successor that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, as of the Restatement Date, Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (b) any Person controlled by any such Person.

“Sanctions” means any sanctions administered or enforced by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the government of Japan or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereof.

“Servicer” is defined in Section 7.1.

“Servicer Default” is defined in Section 7.5.

“Servicer Report” means a report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the SPV, the Servicer and the Agents, furnished by the Servicer pursuant to Section 2.8.

“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount equal to either (i) at any time when the Servicer is the Originator or any of its Affiliates, an amount as determined pursuant to Section 7.6, or (ii) at any time when the Servicer is not the Originator or any of its Affiliates, 1/2% per annum on the weighted daily average of the aggregate Unpaid Balances of the Receivables or a different amount determined upon the agreement of such Person and the Agents, payable in arrears on each Settlement Date from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.12. With respect to any Portion of Investment, the Servicing Fee allocable thereto shall be equal to the Servicing Fee determined as set forth above, multiplied by a fraction, the numerator of which is the amount of such Portion of Investment and the denominator of which is the Net Investment.

“Servicing Fee Reserve” means, for any calendar month, computed as of the last day of such calendar month, an amount equal to the product of (a) (i) the aggregate Unpaid Balances of the Receivables as of such day minus (ii) all Unpaid Balances of the Receivables in Account No. 706-509 and the Suspense Accounts as of such day, plus (iii) all Unpaid Balances of the Receivables in Account No. 709-001 as of such day, multiplied by (iv) the per annum rate in effect pursuant to the definition of “Servicing Fee” in Section 1.1 hereof, multiplied by (b) the quotient of (i) (x) 2.00 multiplied by (y) Days Sales Outstanding divided by (ii) 360.

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“Settlement Date” means (a) prior to the Termination Date, the 20th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as the SPV and the Agents may from time to time mutually agree, and (b) for any Portion of Investment on and after the Termination Date, each day selected from time to time by the Agents (it being understood that the Agents may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Investment pursuant to clause (a) of this definition.

“Short Term Debt Rating” means, with respect to any Obligor at any time, the senior unsecured short term debt rating assigned by S&P or Moody’s for such Obligor, in each case without giving effect to any third party credit enhancement.

“SMBC” is defined in the Preamble.

“SPV” means Thoroughbred Funding, Inc., a Virginia corporation.

“STB” means the Surface Transportation Board and any successor agency thereof.

“Sub-Servicer” is defined in Section 7.1(d).

“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Suspense Account” means each of Account Nos. 784-421, 706-104, 706-105, 706-505, 706-511 and 741-211, and “Suspense Accounts” means all of the foregoing, collectively.

“Taxes” is defined in Section 9.3.

“Termination Date” means the earliest of (a) the Business Day designated by the SPV to the Administrative Agent as the Termination Date at any time following not less than thirty (30) days’ written notice to the Administrative Agent, (b) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2, (c) the Commitment Termination Date, and (d) the Purchase Termination Date.

“Termination Event” is defined in Section 8.1.

“Transaction Costs” is defined in Section 9.4(a).

“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Fee Letter, the Blocked Account Agreements, the Performance Guaranty, the Intercompany Line of Credit, and all of the other instruments, documents and other agreements executed and delivered by the Servicer, NSC, the Originator or the SPV in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

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“Unapplied Cash” means on any Business Day available funds received by the Originator, NSC, the Servicer or the SPV that have not been applied as Collections on a particular Receivable on or prior to such date.

“Unpaid Balance” means at any time with respect to any Receivable the unpaid principal amount thereof, as calculated in accordance with the definition of “Receivable.”

“U.S.” or “United States” means the United States of America.

“Withholding Tax” is defined in Section 11.8(g).

“Yield” means with respect to any Portion of Investment for any Rate Period, an amount equal to the product of the applicable Rate for each such Portion of Investment multiplied by the Net Investment allocated to such Portion of Investment for each actual day elapsed during such Rate Period, annualized on the basis of a 360-day year.

“Yield Payment Date” means with respect to any Portion of Investment as to which Yield is calculated at the CP Rate, the Base Rate or the Alternate Rate, each Settlement Date.

“Yield Reserve” means, for any calendar month, computed as of the last day of such calendar month, an amount equal to the product of (a) (i) the Net Pool Balance as of such day, minus (ii) the sum of (x) the greater of the Dilution Reserve Floor and the Dilution Reserve Ratio as of such day multiplied by the Net Pool Balance as of such day and (y) the greater of the Loss Reserve Floor and the Loss Reserve Ratio for such day multiplied by the Net Pool Balance as of such day, multiplied by (b) the Base Rate, multiplied by (c) the quotient of (i) 2.00 multiplied by Days Sales Outstanding divided by (ii) 360.

SECTION 1.2                    Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; and (k) all references to “Account No.” followed by a certain numerical designation mean and are reference to accounts in the Originator’s general ledger and accounting system.

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SECTION 1.3                    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

TRANSFERS AND SETTLEMENTS

SECTION 2.1                    Transfer of Affected Assets; Intended Characterization.

(a)           Conveyance of Asset Interest. In consideration of the payment by each Managing Agent (on behalf of the applicable Investors as determined pursuant to Section 2.3) of the applicable Investor Group Percentage of the amount of the initial Net Investment on the Closing Date and each Managing Agent’s agreement (on behalf of the applicable Investors as determined pursuant to Section 2.3) to make payments to the SPV from time to time in accordance with Section 2.2, effective upon the SPV’s receipt of payment for such initial Net Investment on the Closing Date, the SPV pursuant to the Existing Transfer and Administration Agreement conveyed, transferred and assigned, and hereby conveys, transfers and assigns, to the Administrative Agent, on behalf of the Conduit Investors or the Committed Investors, as applicable, (i) all Receivables existing on the Closing Date or thereafter arising or acquired by the SPV from time to time prior to the Final Payout Date, and (ii) all other Affected Assets, whether existing on the Closing Date or thereafter arising at any time.

(b)           Conveyance of Asset Interest. Subject to the terms and conditions hereof, the Administrative Agent (on behalf of the Conduit Investors and/or the Committed Investors, as applicable) pursuant to the Existing Transfer and Administration Agreement accepted, and hereby accepts, from the SPV the Receivables and all other Affected Assets assigned and transferred pursuant to subsection (a). The Administrative Agent’s right, title and interest in and to the Receivables and all other Affected Assets hereunder is herein called the “Asset Interest”. Each Investment hereunder shall be made by the Investor Groups pro rata, according to their respective Investor Group Percentages. The Administrative Agent shall hold the Asset Interest on behalf of the Investors in each Investor Group in accordance with the respective portions of the Net Investment funded by that Investor Group from time to time. Within each Investor Group, the Administrative Agent shall hold the applicable Investor Group Percentage of the Asset Interest on behalf of the Investors in that Investor Group pro rata in accordance with the respective outstanding portions of the Net Investment funded by them.

(c)           Obligations Not Assumed. The foregoing assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent, any Managing Agent or any Investor, of any obligation of the SPV, the Originator, NSC or any other Person under or in connection with the Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the SPV, NSC and the Originator.

(d)           Characterization.

(i)                It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Investor with the full benefits of ownership of the Asset Interest. Except as specifically provided in this Agreement, each Investment hereunder is made without recourse to the SPV; provided, however, that (A) the SPV shall be liable to each Investor and Agent for all representations, warranties, covenants and indemnities made by the SPV pursuant to the terms of this Agreement, and (B) such sale does not constitute and is not intended to result in an assumption by any Investor or Agent or any assignee thereof of any obligation of the SPV or the Originator or any other person arising in connection with the Affected Assets, or any other obligations of the SPV or the Originator.

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(ii)              In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, in order to secure the Aggregate Unpaids, the SPV hereby grants to the Administrative Agent for the ratable benefit of the Indemnified Parties, a security interest in all of the SPV’s right, title and interest in, to and under all Affected Assets now existing or hereafter arising. The Administrative Agent and the Investors shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable Law, which rights and remedies shall be cumulative.

(iii)            If, notwithstanding the intention of the parties expressed above, any sale or transfer by the SPV hereunder shall be characterized as a secured loan and not as a sale, or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable Law. In the case of any Recharacterization, the SPV represents and warrants that each remittance of Collections to the Administrative Agent, any Managing Agent or any Investor hereunder will have been (A) in payment of a debt incurred in the ordinary course of business or financial affairs of the SPV and (B) made in the ordinary course of business or financial affairs of the SPV.

(iv)            The SPV hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 2.1(d). The SPV hereby authorizes the Administrative Agent, within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party for the benefit of itself and of the Investors, to file, without the signature of the SPV or the Originator, as debtors, the UCC financing statements contemplated herein and under the First Tier Agreement and continuation statements and amendments thereto and assignments thereof.

SECTION 2.2                    Acquisition Price. Subject to the terms and conditions hereof, including Article V, in consideration for the assignment and transfer of the Affected Assets by the SPV to the Administrative Agent (on behalf of the Conduit Investors and/or the Committed Investors, as applicable) hereunder:

(a)           Investments. From time to time during the Reinvestment Period, on request of the SPV in accordance with Section 2.3, each Managing Agent (on behalf of the applicable Investors as determined pursuant to Section 2.3) shall pay to the SPV the applicable Investor Group Percentage of an amount equal in each instance to the lesser of (i) the amount requested by the SPV under Section 2.3(a), and (ii) the largest amount that will not cause (A) the Net Investment to exceed the Maximum Net Investment and (B) the sum of the Net Investment and Required Reserves to exceed the Net Pool Balance. Each such payment is herein called an “Investment”.

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(b)           Reinvestments. On each Business Day during the Reinvestment Period, the Servicer, on behalf of the Administrative Agent (for the benefit of the applicable Investors as determined pursuant to Section 2.3), shall pay to the SPV, out of Collections of Receivables, the amount available for Reinvestment in accordance with Sections 2.12(a)(iii) and 2.14(b). Each such payment is hereinafter called a “Reinvestment”. All Reinvestments shall be made ratably on behalf of the Investors pro rata, as applicable, in accordance with their respective outstanding portions of the Net Investment funded by them.

(c)           Deferred Acquisition Price. On each Business Day on and after the Final Payout Date, the Servicer, on behalf of the Administrative Agent, shall pay to the SPV an amount equal to the Collections of Receivables received by the Servicer less the accrued and unpaid Servicing Fee, if any (and the SPV (or the Servicer on its behalf) shall apply such Collections in the manner described in Section 2.14).

(d)           SPV Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, the Managing Agents shall not, and shall not be obligated (whether on behalf of the Conduit Investors or the Committed Investors), to pay any amount to the SPV as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the SPV in accordance with this Agreement. Any amount which an Agent (whether on behalf of the Conduit Investors or the Committed Investors) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Agent for any such insufficiency unless and until such amount becomes available for distribution to the SPV under Section 2.12.

SECTION 2.3                    Investment Procedures.

(a)           Notice. The SPV shall request an Investment hereunder, by request to each Managing Agent given by facsimile in the form of an Investment Request at least two (2) Business Days prior to the proposed date of any Investment. Each such Investment Request shall specify (i) the desired amount of such Investment (which shall be at least in the aggregate $1,000,000 (and at least $500,000 per Investor Group) or an integral aggregate multiple of $500,000 (and at least $250,000 per Investor Group) in excess thereof or, to the extent that the then available unused portion of the Maximum Net Investment is less than such amount, such lesser amount equal to such available unused portion of the Maximum Net Investment), and (ii) the desired date of such Investment (the “Investment Date”) which shall be a Business Day.

(b)           Conduit Investor Acceptance or Rejection; Investment Request Irrevocable.

(i)                Following receipt of an Investment Request, each Managing Agent will determine whether the Conduit Investor(s) related to the Investor Group shall make the Investment requested thereunder. If any Conduit Investor declines to make such Investment, the related Managing Agent shall promptly notify the Administrative Agent and the SPV, and such Investment shall be made by the related Committed Investors ratably in accordance with their respective Committed Investor Percentages, in accordance with Section 2.3(d)(i).

(ii)              Each Investment Request shall be irrevocable and binding on the SPV, and the SPV shall indemnify each Investor against any loss or expense incurred by such Investor, either directly or indirectly as a result of any failure by the SPV to complete such Investment, including any loss (including loss of profit) or expense incurred by the Administrative Agent, any Managing Agent or any Investor, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Investor (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Investment. The determination by the Administrative Agent or the applicable Managing Agent of the amount of any such loss or expense shall be set forth in a written notice to the SPV in reasonable detail and shall be conclusive, absent manifest error.

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(c)           Committed Investor’s Commitment.

(i)                Each Investor Group Percentage of all Investments and Reinvestments shall be made by such Investor Group’s Managing Agent on behalf of such Investor Group’s Investors. Such Managing Agent shall notify such Investors of its receipt of any Investment Request. Notwithstanding anything contained in this Section 2.3(c) or elsewhere in this Agreement to the contrary, no Committed Investor shall be obligated to provide its Managing Agent or the SPV with funds in connection with an Investment in an amount that would result in the portion of the Net Investment then funded by such Committed Investor exceeding such Committed Investor’s Commitment then in effect.

(ii)              The obligation of the Committed Investors in an Investor Group to remit the applicable Investor Group Percentage of any Investment shall be several from that of the other Committed Investors in any other Investor Group, and within each Investor Group each Committed Investor’s obligation to fund its portion of the Investments will be several from the obligations of the other Committed Investors in such Investor Group. The failure of any Committed Investor to so make such amount available to the Managing Agents shall not relieve any other Committed Investor of its obligation hereunder.

(d)           Payment of Investment. On any Investment Date, each Conduit Investor or each Committed Investor, as the case may be, shall remit its share of the aggregate amount of such Investment (determined pursuant to Section 2.2(a)) to the account of the applicable Managing Agent specified therefor from time to time by such Managing Agent by notice to such Persons by wire transfer of same day funds. Following each Managing Agent’s receipt of funds from the Investors as aforesaid, such Managing Agent shall remit such funds received to the SPV’s account at the location indicated in Schedule 11.3, by wire transfer of same day funds.

(e)           Managing Agents May Advance Funds. Unless the Managing Agent for an Investor Group shall have received notice from the applicable Investor that such Investor will not make its share of any Investment available on the applicable Investment Date therefor, such Managing Agent may (but shall have no obligation to) make such Investor’s share of any such Investment available to the SPV in anticipation of the receipt by such Managing Agent of such amount from the applicable Investor. To the extent any such Investor fails to remit any such amount to the applicable Managing Agent after any such advance by such Managing Agent on such Investment Date, such Investor, on the one hand, and the SPV, on the other hand, shall be required to pay such amount to such Managing Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Investor, or the Base Rate, in the case of the SPV, to a Managing Agent upon its demand therefor (provided that each Conduit Investor shall have no obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its Commercial Paper in full). Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the applicable Managing Agent and such Managing Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment. Upon the payment of such amount to the applicable Managing Agent (i) by the SPV, the amount of the aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.

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SECTION 2.4                    Determination of Yield and Rate Periods.

(a)           From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment funded by a given Investor Group and of calculating Yield with respect thereto, the applicable Managing Agent shall allocate such Investor Group’s Net Investment to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type. In addition, at any time when such Investor Group’s Net Investment is not divided into more than one portion, “Portion of Investment” means 100% of such Investor Group’s Net Investment.

(b)           From time to time each Managing Agent shall notify the Servicer of the number of Portions of Investment and the Rate Type of each Portion of Investment.

(c)           LIBO Rate and LMIR Protection; Illegality. (i)            Subject to Section 11.15, if a Managing Agent is unable to obtain on a timely basis the information necessary to determine the LIBO Rate or LMIR, as applicable, for any proposed Rate Period; provided that the LIBO Rate and LMIR have not been replaced with a Benchmark Replacement pursuant to Section 11.15(a), then

(A)              such Managing Agent shall forthwith notify the Investor Group and the SPV that the LIBO Rate or LMIR, as applicable, cannot be determined for such Rate Period, and

(B)              while such circumstances exist, no member of such Investor Group shall allocate any Portions of Investment with respect to Investments made during such period or reallocate any Portions of Investment allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the LIBO Rate or LMIR, as applicable.

(ii)              Subject to Section 11.15, if, with respect to any outstanding Rate Period, any Conduit Investor or Committed Investor on behalf of which a Managing Agent holds any Portion of Investment notifies such Managing Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Investment or that the LIBO Rate or LMIR, as applicable, applicable to such Portion of Investment will not adequately reflect the cost to the Investor of funding or maintaining such Portion of Investment for such Rate Period; provided that the LIBO Rate and LMIR have not been replaced with a Benchmark Replacement pursuant to Section 11.15(a), then (A) such Managing Agent shall forthwith so notify the SPV and the Investors and (B) upon such notice and thereafter while such circumstances exist no member of such Investor Group shall allocate any other Portions of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the LIBO Rate or LMIR, as applicable.

(iii)            Notwithstanding any other provision of this Agreement (other than Section 11.15), if any Conduit Investor or Committed Investor, as applicable, shall notify their Managing Agent that such Investor has determined that the introduction of or any change in or in the interpretation of any Law makes it unlawful (either for a Conduit Investor or a Committed Investor, as applicable), or any central bank or other Official Body asserts that it is unlawful, for such Conduit Investor or Committed Investor, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the LIBO Rate or LMIR, as applicable; provided that the LIBO Rate and LMIR have not been replaced with a Benchmark Replacement pursuant to Section 11.15(a), then (A) as of the effective date of such notice from such Investor to the applicable Managing Agent, the obligation or ability of such Conduit Investor or Committed Investor, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the LIBO Rate or LMIR, as applicable, shall be suspended until such Investor notifies the applicable Managing Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Investor shall either (1) if such Investor may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the LIBO Rate or LMIR, as applicable, until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Investor shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the LIBO Rate or LMIR, as applicable, until the end of the applicable Rate Period, such Investor’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

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SECTION 2.5                    Yield, Fees and Other Costs and Expenses. Notwithstanding any limitation on recourse herein, the SPV shall pay, as and when due in accordance with this Agreement, all fees hereunder and under the Fee Letter, Yield, all amounts payable pursuant to Article IX, if any, and the Servicing Fees. On each Yield Payment Date, to the extent not paid pursuant to Section 2.12 for any reason, the SPV shall pay to the applicable Managing Agent, on behalf of the applicable Conduit Investor or the Committed Investors, as applicable, an amount equal to the accrued and unpaid Yield for the related Rate Period together with, to the extent the Asset Interest is held on behalf of a Conduit Investor, an amount equal to the interest or discount accrued on the Conduit Investor’s Commercial Paper to the extent such Commercial Paper was issued in order to fund the Asset Interest in an amount in excess of the amount of any Investment. Nothing in this Agreement shall limit in any way the obligations of the SPV to pay the amounts set forth in this Section 2.5.

SECTION 2.6                    Deemed Collections.

(a)           Dilutions. If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is canceled as a result of any Dilution, the SPV shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is canceled) or, otherwise in the amount of such reduction, and the SPV shall pay to the Servicer an amount equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 2.12. If the SPV does not have funds available for this purpose, after satisfying all of its other obligations then due under this Agreement, then the SPV will draw on the Intercompany Line of Credit; provided, however, that if the SPV fails to make such draw then the Administrative Agent may make such draw in the place of the SPV.

(b)           Breach of Representation or Warranty. If on any day any of the representations or warranties in Article IV was or becomes untrue with respect to a Receivable (whether on or after the date of transfer thereof to the Administrative Agent, for the benefit of the Investors, as contemplated hereunder), the SPV shall be deemed to have received on such day a Collection of such Receivable in full and the SPV shall on such day pay to the Servicer an amount equal to the Unpaid Balance of such Receivable and such amount shall be allocated and applied by the Servicer as a Collection in accordance with Section 2.12.

SECTION 2.7                    Payments and Computations, Etc. All amounts to be paid or deposited by the SPV or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Administrative Agent or any Managing Agent (whether on behalf of any Investor or otherwise) such amounts shall be paid or deposited in the account indicated for the Administrative Agent or such Managing Agent, as applicable, under the heading “Payment Information” on Schedule 11.3 hereto, until otherwise notified by the Administrative Agent or such Managing Agent, as applicable. The SPV shall, to the extent permitted by Law, pay to the applicable Managing Agent, for the benefit of the Investors, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 2.00% per annum, plus the Base Rate. All computations of Yield and all per annum fees hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Yield or other amounts calculated by reference to the Base Rate) days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Administrative Agent or Managing Agents of amounts payable by the SPV hereunder shall be binding upon the SPV absent manifest error.

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SECTION 2.8                    Reports. By no later than 4:00 p.m. (New York City time) on the 2nd Business Day prior to each Settlement Date (and, after the occurrence of a Termination Event, within two (2) Business Days after a request from the Administrative Agent or a Managing Agent) (each, a “Reporting Date”), the Servicer shall prepare and forward to the Administrative Agent and each Managing Agent a Servicer Report for the preceding calendar month and certified by the SPV and the Servicer.

SECTION 2.9                    Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to the Fee Letter, or Article IX and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.12 and other than as a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the portions of the Asset Interest owned by such Investors as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Investor entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Investor shall be rescinded and each such other Investor shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Investor’s ratable share (according to the proportion of (a) the amount of such other Investor’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.10                Right of Setoff. Without in any way limiting the provisions of Section 2.9, the Administrative Agent and each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of a Remedy Event, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent or such Investor to, or for the account of, the SPV against the amount of the Aggregate Unpaids owing by the SPV to such Person or to the Administrative Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.11                Other Carrier’s Divisions. Each of the parties hereto acknowledges that the rights and interests of the Investors in and to any cash Collections received in respect of Other Carrier’s Divisions (“OCD Collections”) shall be subject to the rights of the applicable carrier(s) entitled thereto to the extent (and only to the extent) that such OCD Collections are required to be turned over to such other carrier(s) in accordance with the rules and regulations of the STB or the rules of the AAR. Upon receipt of any OCD Collections, the Servicer shall (i) set aside and hold in trust such OCD Collections for the benefit of the carrier(s) entitled thereto and (ii) pay such OCD Collections to the SPV for the account of the other carrier(s) entitled thereto (or, if the Servicer so elects, directly to the other carrier(s) entitled thereto) by not later than the first date of settlement to occur in accordance with the Procedures; provided, however, that to the extent an Interline Payable is satisfied or deemed satisfied on any date by reason of the setoff of a Receivable, all OCD Collections which have been or may thereafter be received in respect of the related Other Carrier’s Division shall be applied by the Servicer in accordance with Section 2.12 or Section 2.13, as applicable, as if such OCD Collections constituted Collections of the Receivable subject to setoff. Any such application of OCD Collections pursuant to Section 2.12 or Section 2.13 shall be made for the benefit of the SPV and/or the Investors (as their respective interests therein may appear) free and clear of any lien, security interest, charge or other encumbrance, or any other type of preferential arrangement, otherwise existing in favor of any carrier. Upon the occurrence of any Termination Event or event described in Section 8.1(d) (without giving effect to any grace period under such Section), the Servicer, upon the request of any Agent, shall set aside in a segregated trust account all Other Carrier’s Divisions required to be held in trust for the benefit of other carriers pursuant to this Section 2.11. In the event any OCD Collections are delivered to the SPV by the Servicer, the SPV shall forthwith cause such OCD Collections to be delivered to the applicable carrier in accordance with the Procedures. It is understood and agreed that a Receivable shall not fail to satisfy the requirements set forth in the definition of “Eligible Receivable” and the SPV and the Servicer shall not violate any of their respective representations and warranties or incur any obligation for indemnification under Section 9.1 and Section 9.6 hereof solely by reason of the fact that a Receivable constitutes Other Carrier’s Divisions or that such Receivable or OCD Collections in respect thereof are subject to the rights of other carriers to the extent contemplated in this Section 2.11.

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SECTION 2.12                Settlement Procedures.

(a)           Daily Procedure. On each day, the Servicer shall, out of the Collections of Receivables received or deemed received by the SPV or the Servicer on such day:

(i)             hold in trust for the Administrative Agent for the benefit of the Investors an amount equal to the aggregate of the Yield and Servicing Fee accrued through such day for all Portions of Investment and any other Aggregate Unpaids (other than Net Investment) accrued through such day and not previously set aside; and

(ii)            set aside and hold in trust for the Administrative Agent for the benefit of the Investors an amount equal to the excess, if any, of

(A)          the greatest of:

(1)	if the SPV shall have elected to reduce the Net Investment under Section 2.13, the amount of the proposed reduction,
(2)	the amount, if any, by which the sum of the Net Investment and Required Reserves shall exceed the Net Pool Balance (minus any portion of the Required Reserves attributable to such excess), together with the amount, if any, by which the Net Investment shall exceed the Maximum Net Investment, and
(3)	if such day is on or after the Termination Date, the Net Investment; over

(B)              the aggregate of the amounts theretofore set aside and then so held for the Administrative Agent for the benefit of the Investors pursuant to this clause (ii); and

(iii)           pay the remainder, if any, of such Collections to the SPV for application in accordance with Section 2.14.

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(b)           Other Payment Procedures.

(i)             The Servicer shall deposit into each Managing Agent’s account pro rata based on the interests in the Asset Interest funded by their respective Investor Groups on each Business Day selected by the SPV for a reduction of the Net Investment permitted under Section 2.13 the amount of Collections held for the Administrative Agent for the benefit of the Investors pursuant to Section 2.12(a)(ii).

(ii)            On any date on or prior to the Termination Date, if the sum of the Net Investment and Required Reserves exceeds the Net Pool Balance the Servicer shall immediately pay to each Managing Agent’s account, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), from amounts set aside pursuant to Section 2.12(a)(ii) or (iii), an amount necessary to cause the sum of the Net Investment and Required Reserves to be equal to, or less than, the Net Pool Balance after giving effect to such payment.

(iii)           On each Settlement Date, the Servicer shall deposit:

(A)              to each Managing Agent’s account, out of the amounts set aside pursuant to Section 2.12(a)(i) and not theretofore deposited in accordance with Section 2.12(b), an amount equal to the accrued and unpaid Yield for the related Rate Period together with any other Aggregate Unpaids (other than Net Investment) then due for the related Investor Group; provided, however, that if there is an insufficient amount to pay such amount then such amount shall be deposited to each Managing Agent’s account pro rata based on the interests in the Asset Interest funded by the respective Investor Group; and

(B)              if the Originator or any Affiliate of the Originator is not then the Servicer, to the Administrative Agent’s account, out of the amounts set aside pursuant to Section 2.12(a)(i) and not theretofore deposited in accordance with Section 2.12(b), an amount equal to the accrued and unpaid Servicing Fee for the related Rate Period then due; and

(C)              to each Managing Agent’s account pro rata based on the interests in the Asset Interest funded by the respective Investor Group, out of the amount, if any, set aside pursuant to Section 2.12(a)(ii) and (to the extent not theretofore reinvested) Section 2.12(a)(iii) and not theretofore deposited to each Managing Agent’s account pursuant to this Section 2.12(c), an amount equal to the lesser of such amount and the Net Investment;

provided, however, that if each Agent gives its consent (which consent may be revoked at any time) and the Originator or any Affiliate of the Originator is not then the Servicer, the Servicer may retain amounts which would otherwise be deposited in respect of accrued and unpaid Servicing Fee, in which case no distribution shall be made in respect of such Servicing Fee under Section 2.12(d) below. Any amounts set aside pursuant to Section 2.12(a) in excess of the amount required to be deposited in the respective accounts of the Agents pursuant to this Section 2.12(b) above shall continue to be set aside and held in trust by the Servicer for application on the next succeeding Settlement Date(s).

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(c)           Order of Application. Upon receipt by each Managing Agent of funds deposited pursuant to Section 2.12(b), such Managing Agent shall distribute them to the Persons, for the purposes and in the order of priority, set forth below:

(i)                to the Investors in the applicable Investor Group, pro rata based on the amount of accrued and unpaid Yield owing to each of them, in payment of the accrued and unpaid Yield on all Portions of Investment for the related Rate Period or any prior Rate Period;

(ii)              in the case of the Administrative Agent, if the Originator or any Affiliate of the Originator is not then the Servicer, to the Servicer in payment of the accrued and unpaid Servicing Fee (as determined pursuant to clause (i) of the definition of Servicing Fee) payable on such Settlement Date;

(iii)            to the Investors in the applicable Investor Group, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), in reduction of the Net Investment;

(iv)            in the case of the Administrative Agent, if the Originator or any Affiliate of the Originator is not then the Servicer, to the Servicer in payment of the accrued and unpaid incremental servicing fee in excess of the amount paid in Section 2.12(c)(ii) above payable on such Settlement Date; and

(v)              to the Administrative Agent, the applicable Managing Agents, the applicable Investors or such other Person as may be entitled to such payment, in payment of any other Aggregate Unpaids owed by the SPV hereunder to such Person (other than Net Investment, Yield and Servicing Fee).

SECTION 2.13                Optional Reduction of Net Investment. (a)             The SPV may at any time elect to cause the reduction of the Net Investment as follows:

(i)                the SPV shall instruct the Servicer to (and the Servicer shall) set aside Collections and hold them in trust for the Administrative Agent for the benefit of the Investors under Section 2.12(a)(ii) until the amount so set aside shall equal the desired amount of reduction;

(ii)              the SPV shall give the Managing Agents at least one (1) Business Day’s prior written notice of the amount of such reduction and the date on which such reduction will occur; and

(iii)            on each Settlement Date occurring at least one (1) Business Day after the date of the SPV’s notice, the Servicer shall pay to each Managing Agent, pro rata based on the respective interests of the Investors in the related Investor Group in the Asset Interest (as determined in accordance with Section 2.1(b)), in reduction of the Net Investment, the amount of such Collections so held or, if less, the Net Investment (it being understood that the Net Investment shall not be deemed reduced by any amount set aside or held pursuant to this Section 2.13 unless and until, and then only to the extent that, such amount is finally paid to the applicable Managing Agent as aforesaid); provided that, the amount of any such reduction shall be not less than $1,000.

(b)           In addition to the foregoing, the SPV shall have the right, upon at least two (2) Business Days prior written notice to the Administrative Agent and each Managing Agent, at any time to repurchase the Asset Interest in full. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, or on the part of, or against, any Investor, any Managing Agent or the Administrative Agent.

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SECTION 2.14                Application of Collections Distributable to SPV.

(a)           Unless otherwise instructed by the SPV, the Servicer shall, subject to clause (b) of this Section 2.14, allocate and apply, on behalf of the SPV, Collections distributable to the SPV hereunder first, to the payment or provision for payment of the SPV’s operating expenses (including any Servicing Fee which has not been set aside and paid above), as instructed by the SPV, second, to the payment or provision for payment when due of accrued interest on any deferred portion of the purchase price of Receivables payable by the SPV to the Originator under the First Tier Agreement, third, to the payment to the Originator of the purchase price of new Receivables in accordance with the First Tier Agreement, fourth, to the payment to the Originator of the deferred portion of the purchase price of Receivables theretofore purchased from the Originator pursuant to the First Tier Agreement, and fifth, to the repay the outstanding principal amount of, and accrued interest on, borrowings under the Intercompany Line of Credit, subject to Section 6.2(k).

(b)           To the extent, after giving effect to the allocation of Collections to any of the amounts in clause (a) above, the Net Pool Balance (minus any portion of the Required Reserves attributable to such excess) would exceed the sum of the Net Investment and Required Reserves, such Collections shall be applied by the Servicer on behalf of the Administrative Agent (for the benefit of the Investors as determined in accordance with Section 2.1(b)) to Reinvestment (not to exceed the Maximum Net Investment) in the Receivables and in other Affected Assets in accordance with Section 2.2(b). To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Servicer shall hold such Collections in trust for the benefit of the Administrative Agent.

SECTION 2.15                Collections Held in Trust. So long as the SPV or the Servicer shall hold any Collections or Deemed Collections then or thereafter required to be paid by the SPV to the Servicer or by the SPV or the Servicer to the Administrative Agent or the Managing Agents, it shall hold such Collections in trust, and, if requested by the Administrative Agent or any Managing Agent after the occurrence and during the continuance of a Termination Event or Potential Termination Event, shall deposit such Collections within one (1) Business Day of receipt thereof into an account chosen by such Agent. The Net Investment shall not be deemed reduced by any amount held in trust or in such account pursuant to Section 2.12 unless and until, and then only to the extent that, such amount is finally paid to the applicable Agents in accordance with Section 2.12(c).

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1                    Representations and Warranties of the SPV and the Servicer. Each of the SPV and the Servicer represents and warrants to the Administrative Agent, the Managing Agents and the Investors, as to itself, that, on the Closing Date, the Restatement Date and, except with respect to Section 4.1(g), on each Investment Date and Reinvestment Date:

(a)           Corporate Existence and Power. It (i) is a corporation duly organized, validly existing and in good standing under the Laws of Virginia and at all times shall remain a Virginia corporation, (ii) has all corporate power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iii) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

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(b)           Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 4.1(d), 6.1(p) and 7.7, all of which have been duly made and are in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or bylaws, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, or (v) do not result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as contemplated hereby).

(c)           Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally.

(d)           Perfection. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Affected Assets in favor of the Administrative Agent (on behalf of the Investors), which security interest is prior to all other Adverse Claims, and is enforceable against creditors of and purchasers from the SPV. The Receivables constitute “accounts” within the meaning of the applicable UCC. The SPV owns and has good and marketable title to the Affected Assets free and clear of any Adverse Claim of any Person. The SPV has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect the security interest in the Affected Assets granted to the Administrative Agent (on behalf of the Investors) hereunder. Other than the security interest granted to the Administrative Agent (on behalf of the Investors) pursuant to this Agreement, the SPV has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Affected Assets. The SPV has not authorized the filing of and is not aware of any financing statements against the SPV that include a description of collateral covering the Affected Assets other than any financing statement relating to the security interest granted to the Administrative Agent (on behalf of the Investors) hereunder or that has been terminated. The SPV is not aware of any judgment or tax lien filings against the SPV.

(e)           Accuracy of Information. All written information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Investor, the Administrative Agent or any Managing Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by it to any Investor, the Administrative Agent or any Managing Agent will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f)            Tax Status. It has (i) to its knowledge after due inquiry, timely filed all tax returns (federal, state and local) required to be filed, (ii) to its knowledge after due inquiry, paid or made adequate provision for the payment of all taxes, assessments and other governmental charges and (iii) in the case of the SPV, treated the assignment and transfer of the Asset Interest hereunder as a financing for federal and state income tax purposes.

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(g)           Action, Suits. It is not in violation of any order of Official Body or arbitrator. Except as set forth in Schedule 4.1(g), there are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which, in the case of Servicer, may, individually or in the aggregate, have a Material Adverse Effect.

(h)           Use of Proceeds. In the case of the SPV, no proceeds of any Investment or Reinvestment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Exchange Act, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulations G or U of the Federal Reserve Board.

(i)            Principal Place of Business; Chief Executive Office; Location of Records. Its principal place of business, chief executive office and the offices where it keeps all its Records, are located at the address(es) described on Schedule 4.1(i) or such other locations notified to the Agents in accordance with Section 7.7 in jurisdictions where all action required by Section 7.7 has been taken and completed.

(j)            SPV Transactions and FEIN. In the case of the SPV, as of the Restatement Date: since the Closing Date, it has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code. Schedule 4.1(j) lists the correct Federal Employer Identification Number of the SPV.

(k)           Good Title. In the case of the SPV, upon each Investment and Reinvestment, the Administrative Agent shall acquire or hold a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.

(l)            Nature of Receivables. Each Receivable (i) represented by the SPV or the Servicer to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Net Pool Balance, in fact satisfies at such time the definition of “Eligible Receivable” set forth herein. Neither the SPV nor the Servicer has knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(m)          Coverage Requirement. In the case of the SPV, the sum of the Net Investment, plus the Required Reserves does not exceed the Net Pool Balance.

(n)           Credit and Collection Policy. Since December 31, 2006, there have been no changes in the Credit and Collection Policy that have or are reasonably likely to have a Material Adverse Effect. Since such date, no changes have occurred in the overall rate of collection of the Receivables that have or are reasonably likely to have a Material Adverse Effect. Each of the SPV and the Servicer has at all times complied with the Credit and Collection Policy with regard to each Receivable, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect.

(o)           Material Adverse Effect. Since December 31, 2006, there has been no Material Adverse Effect.

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(p)           No Termination Event. To its knowledge after due inquiry in the case of the SPV, no event has occurred and is continuing and no condition exists, or would result from any Investment or Reinvestment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Termination Event or a Potential Termination Event.

(q)           Not an Investment Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such act, and the SPV has not relied exclusively on either or both of Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, for an exception from the definition of “investment company”.

(r)            ERISA. To its knowledge after due inquiry, no steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.

(s)            Blocked Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(s) (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Administrative Agent and for which Blocked Account Agreements have been executed in accordance with Section 7.3 and delivered to the Servicer). All Blocked Accounts are subject to Blocked Account Agreements. All Obligors have been instructed to make payment to a Blocked Account and only Collections are deposited into the Blocked Accounts.

(t)             Bulk Sales. In the case of the SPV, no transaction contemplated hereby or by the First Tier Agreement requires compliance with any bulk sales act or similar Law.

(u)           Transfers Under First Tier Agreement. In the case of the SPV, each Receivable has been purchased by it from the Originator pursuant to, and in accordance with, the terms of the First Tier Agreement.

(v)           Preference; Voidability. In the case of the SPV, it shall have given reasonably equivalent value to the Originator in consideration for the transfer to it of the Affected Assets from the Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by the Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(w)            Nonconsolidation. The SPV is operated in such a manner that the separate corporate existence of the SPV, on the one hand, and the Originator, NSC or any Affiliate of either the Originator or NSC, on the other, would not be disregarded in the event of the bankruptcy or insolvency of the Originator, NSC or any Affiliate of either the Originator or NSC and, without limiting the generality of the foregoing:

(i)             the SPV is a limited purpose corporation whose activities are restricted in its articles of incorporation to activities related to purchasing or otherwise acquiring receivables (including the Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

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(ii)           the SPV has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the SPV entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Managing Agents and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii)            (A) the SPV maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the SPV are not and have not been diverted to any other Person or for other than the corporate use of the SPV and (C) except as may be expressly permitted by this Agreement, the funds of the SPV are not and have not been commingled with those of any of its Affiliates;

(iv)            to the extent that the SPV contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the SPV and such entities for whose benefit the goods and services are provided, and each of the SPV and each such entity bears its fair share of such costs; and all material transactions between the SPV and any of its Affiliates shall be only on an arm’s-length basis;

(v)           the SPV maintains a principal executive and administrative office through which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted, in each case separate from those of the Originator, NSC and their Affiliates;

(vi)            the SPV conducts its affairs strictly in accordance with its articles of incorporation and observes all necessary, appropriate and customary corporate formalities, including (A) holding all regular and special stockholders’ and directors’ meetings appropriate to authorize all corporate action (which, in the case of regular stockholders’ and directors’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii)          all decisions with respect to its business and daily operations are independently made by the SPV (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the SPV) and are not dictated by any Affiliate of the SPV (it being understood that the Servicer, which is an Affiliate of the SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the SPV, to perform certain of such operations, functions and obligations);

(viii)        the SPV acts solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement;

(ix)             no Affiliate of the SPV advances funds to the SPV, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the SPV otherwise supplies funds to, or guaranties debts of, the SPV; provided, however, that an Affiliate of the SPV may provide funds to the SPV in connection with the capitalization of the SPV;

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(x)            other than organizational expenses and as expressly provided herein, the SPV pays all expenses, indebtedness and other obligations incurred by it;

(xi)             the SPV does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates;

(xii)           any financial reports required of the SPV comply with generally accepted accounting principles and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii)         at all times the SPV is adequately capitalized to engage in the transactions contemplated in its articles of incorporation;

(xiv)         the financial statements and books and records of the SPV, NSC and the Originator reflect the separate corporate existence of the SPV;

(xv)           the SPV does not act as agent for the Originator, NSC or any Affiliate of either the Originator or NSC, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xvi)         the SPV maintains a three-person board of directors, including at least one Independent Director, who is reasonably acceptable to the Managing Agents and the Administrative Agent; and

(xvii)       the bylaws or the articles of incorporation of the SPV require (i) the affirmative vote of the independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the SPV, and (ii) the SPV to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors.

(x)           Representations and Warranties in other Related Documents. In the case of the SPV, each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent, the Managing Agents and the Investors as if the same were set forth in full herein.

(y)           No Servicer Default. In the case of the Servicer, to its knowledge after due inquiry no event has occurred and is continuing and no condition exists, or would result from a purchase in respect of, or Reinvestment in respect of the Asset Interest, any Investment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

(z)            Anti-Corruption Laws and Sanctions. Policies and procedures have been implemented and maintained by or on its behalf that are designed to achieve compliance with Anti-Corruption Laws and applicable Sanctions by it and its Subsidiaries (if any), directors, officers, employees and agents, giving due regard to the nature of such Person’s business and activities, and it and its Subsidiaries (if any), and its officers and employees acting in any capacity in connection with or directly benefitting from the transactions contemplated hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. Neither it nor any of its Subsidiaries (if any) nor, to its knowledge, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the transactions contemplated hereby, is a Sanctioned Person. Neither it nor any of its Subsidiaries (if any) is organized or resident in a Sanctioned Country to the extent a violation of Sanctions would result. No Investment or Reinvestment or use of proceeds thereof by the SPV will in any manner violate Anti-Corruption Laws or applicable Sanctions.

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(aa)           Beneficial Ownership Rule. As of the Restatement Date, the SPV is an entity that is organized under the Laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned (directly or indirectly) by an entity (other than a bank) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

SECTION 4.2                 Additional Representations and Warranties of the Servicer. The Servicer represents and warrants on the Closing Date and the Restatement Date and on each Investment Date and Reinvestment Date to the Administrative Agent, the Managing Agents and the Investors, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity as the Originator or as the Servicer) contained in any Transaction Document is true, complete and correct and, if made by the Servicer in its capacity as the Originator, applies with equal force to the Servicer in its capacity as the Servicer, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Administrative Agent, the Managing Agents and the Investors as if the same were set forth in full herein.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1                 Conditions Precedent to Restatement. The occurrence of the Restatement Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV or the Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Restatement Date pursuant to the Fee Letter and (B) the fees and expenses described in clause (i) of Section 9.4 and invoiced prior to the Restatement Date, and (ii) the Administrative Agent shall have received, for itself and each of the Investors and the Administrative Agent’s counsel, an original (unless otherwise indicated) of each of the documents listed on the list of restatement documents attached as Schedule III, each in form and substance satisfactory to the Administrative Agent.

SECTION 5.2                 Conditions Precedent to All Investments and Reinvestments. Each Investment and Reinvestment hereunder (including the initial Investment) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, (ii) for any Investment or Reinvestment on or after the Restatement Date, the Restatement Date shall have occurred, (iii) the Administrative Agent shall have received such approvals, documents, instruments, certificates and opinions as the Administrative Agent, any Managing Agent or any Investor, may reasonably request, and (iv) on the date of such Investment or Reinvestment the following statements shall be true (and the SPV by accepting the amount of such Investment or Reinvestment shall be deemed to have certified that):

(a)            The representations and warranties contained in Section 4.1 (other than Section 4.1(g)) and Section 4.2 are true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

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(b)           In the case of a Reinvestment, the amount of the Reinvestment will not exceed the amount available therefor under Section 2.12(a)(iii), and in the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and after giving effect thereto, the sum of the Net Investment and the Required Reserves will not exceed the Net Pool Balance;

(c)          In the case of an Investment the Managing Agents shall have received an Investment Request, appropriately completed, within the time period required by Section 2.3;

(d)           In the case of an Investment, the Servicer shall have delivered to the Managing Agents the most recent Servicer Report due under Section 2.8 and the information set forth therein shall be true, complete and correct; and

(e)            Neither the Termination Date nor the Purchase Termination Date has occurred.

ARTICLE VI

COVENANTS

SECTION 6.1                 Affirmative Covenants of the SPV and Servicer. At all times from the Closing Date to the Final Payout Date, unless the Administrative Agent shall otherwise consent in writing:

(a)           Reporting Requirements. The SPV shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and the SPV and the Servicer shall furnish to the Administrative Agent and the Managing Agents:

(i)             Annual Reporting. Within ninety (90) days after the close of the SPV’s, NSC’s and the Originator’s fiscal years, (A) audited financial statements, prepared by a nationally-recognized accounting firm in accordance with GAAP on a consolidated basis for NSC and its Subsidiaries accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Administrative Agent, prepared in accordance with GAAP, and (B) unaudited financial statements for the SPV. In each case, such financial statements shall include balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows.

(ii)           Quarterly Reporting. Within forty-five (45) days after the close of each of the first three quarterly periods of each of the SPV’s and NSC’s fiscal years, for (A) the SPV and (B) NSC and its Subsidiaries, in each case, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)            Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the SPV’s or NSC’s, as applicable, chief financial officer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the SPV, NSC and its Subsidiaries as applicable and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

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(iv)            Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the SPV or NSC, copies of all financial statements, reports and proxy statements so furnished.

(v)           SEC and STB Filings. Promptly upon the sending or filing thereof, copies of each report on Form R-1 which the Originator, NSC or any Subsidiary of the Originator or NSC or such Person sends to the STB, and any copies of all registration statements and annual, quarterly, monthly or other regular reports which the Originator, NSC or any Subsidiary of the Originator or NSC or such Person files with the SEC.

(vi)            Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the SPV or the Servicer has knowledge of the occurrence of a Termination Event or Potential Termination Event, a statement of the chief financial officer or chief accounting officer of the SPV setting forth details of such Termination Event or Potential Termination Event and the action which the SPV proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly after the SPV or the Servicer obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the SPV or the Servicer and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly after the SPV or the Servicer has knowledge of the occurrence thereof, notice of a Material Adverse Effect.

(vii)          Change in Credit and Collection Policy and Debt Ratings. Within ten (10) Business Days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within five (5) days after the date of any change in NSC’s public or private debt ratings, if any, a written certification of NSC’s public and private debt ratings after giving effect to any such change.

(viii)        Credit and Collection Policy. Within thirty (30) days after the close of each of the Originator’s and the SPV’s fiscal years, a complete copy of the Credit and Collection Policy then in effect, if requested by the Administrative Agent.

(ix)             ERISA. Promptly after the filing, giving or receiving thereof, copies of all reports and notices with respect to any Reportable Event pertaining to any Pension Plan and copies of any notice by any Person of its intent to terminate any Pension Plan, and promptly upon the occurrence thereof, written notice of any contribution failure with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

(x)            Change in Accountants or Accounting Policy. Promptly, notice of any change in the accountants or accounting policy of the SPV, NSC or the Originator.

(xi)             Other Information. Such other information (including non-financial information) as the Administrative Agent or any Managing Agent may from time to time reasonably request with respect to the Originator, NSC, the SPV or any Subsidiary of the Originator or NSC.

(xii)           Availability of Information on SEC Website. Notwithstanding the foregoing, information required to be delivered pursuant to Sections 6.1(a)(i), (ii), (iv) and (v) shall be deemed delivered at such time as such information is publicly available at no charge at www.sec.gov and written notice of posting thereto has been delivered to the Administrative Agent and the Managing Agents.

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(xiii)         Appointment of Independent Director. Not less than ten (10) days prior to the effective date of appointment, written notice of its decision to appoint a new director of the SPV as the “Independent Director” for purposes of this Agreement, which shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”.

(b)           Conduct of Business; Ownership. Each of the SPV and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except with respect to the Servicer and each of its Subsidiaries only, where the failure to so comply is reasonably likely not to have a Material Adverse Effect. The SPV shall at all times be a wholly-owned Subsidiary of NSC.

(c)            Compliance with Laws, Etc. Each of the SPV and the Servicer shall, and the Servicer shall cause each of its Subsidiaries to, comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except with respect to the Servicer and each of its Subsidiaries only, where the failure to so comply is reasonably likely not to have a Material Adverse Effect.

(d)           Furnishing of Information and Inspection of Records. Each of the SPV and the Servicer shall furnish to each Agent from time to time such information with respect to the Affected Assets as any Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable. Each of the SPV and the Servicer shall, at any time and from time to time during regular business hours, as requested by the Administrative Agent or any Managing Agent, permit any Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the SPV, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the SPV’s, the Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the SPV, the Originator or the Servicer, as applicable, having knowledge of such matters. Unless either (i) a Termination Event shall have occurred and be continuing at the time an audit is requested by the Administrative Agent, or (ii) an audit of the SPV and the Servicer conducted by the Administrative Agent during any calendar year has not produced audit results reasonably satisfactory to the Administrative Agent, neither the SPV nor the Servicer shall be required to reimburse the Administrative Agent or any of the Investors for the fees, costs or expenses in respect of more than one audit by a third party accounting or auditing firm engaged by the Administrative Agent during any calendar year.

(e)            Keeping of Records and Books of Account. Each of the SPV and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the SPV and the Servicer shall give the Administrative Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

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(f)             Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. Each of the SPV and the Servicer shall, (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts and tariffs related to the Receivables and under the rules and regulations of the STB, the rules of the AAR and the Procedures; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)            Notice of Administrative Agent’s Interest. In the event that the SPV, NSC or the Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the SPV’s ownership of the Receivables and the Administrative Agent’s interest therein.

(h)           Collections. Each of the SPV and the Servicer shall instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i)             Collections Received. Each of the SPV and the Servicer shall hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours after its receipt thereof, to a Blocked Account, all Collections received by it from time to time.

(j)             Blocked Accounts. Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(k)           Sale Treatment. The SPV shall account for and otherwise treat the transactions contemplated by the First Tier Agreement as sales of the Receivables and the other Affected Assets by the Originator to the SPV. In addition, the SPV shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the First Tier Agreement and the interest of the SPV (in the case of the Originator’s and NSC’s financial statements) and the Agents, on behalf of the Investors, in the Affected Assets.

(l)             Separate Business; Nonconsolidation. The SPV shall not (i) engage in any business not permitted by its articles of incorporation or bylaws as in effect on the Closing Date, as such articles of incorporation and bylaws may be amended in accordance with Section 6.1(m), or (ii) conduct its business or act in any other manner which is inconsistent with Section 4.1(w). The officers and directors of the SPV (as appropriate) shall make decisions with respect to the business and daily operations of the SPV independent of and not dictated by Originator, NSC or any other controlling Person.

(m)            Corporate Documents. The SPV shall only amend, alter, change or repeal its articles of incorporation with the prior written consent of the Agents.

(n)           Change in Accountants or Accounting Policies. The Servicer shall promptly notify the Administrative Agent of any change in its accountants or accounting policy.

(o)           Enforcement of First Tier Agreement. The SPV, on its own behalf and on behalf of the Administrative Agent and each Investor, shall promptly enforce all covenants and obligations of the Originator contained in the First Tier Agreement. The SPV shall deliver consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement as may be directed by the Administrative Agent.

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(p)           Ownership Interest, Etc. Each of the SPV and the Servicer shall take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the First Tier Agreement irrevocably in the SPV, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Investors (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable Law) of all appropriate jurisdictions to perfect the SPV’s interest in such Affected Asset and such other action to perfect, protect or more fully evidence the interest of the SPV therein as the Administrative Agent may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Investors, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Affected Assets to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Investors (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable Law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Investors) interest in such Affected Assets and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent therein for the benefit of the Investors as the Administrative Agent may reasonably request).

(q)           Anti-Corruption Laws and Sanctions. Each of the SPV and the Servicer shall maintain and enforce or cause to be maintained and enforced on its behalf policies and procedures that are designed in good faith and in a commercially reasonable manner to promote and achieve, in its reasonable judgment, compliance with Anti-Corruption Laws and applicable Sanctions by it and each of its Subsidiaries and their respective directors, officers, employees and agents, in each case giving due regard to the nature of such Person’s business and activities.

(r)            Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under the Beneficial Ownership Rule, the SPV shall execute and deliver to each Agent an updated Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule.

SECTION 6.2                 Negative Covenants of the SPV and Servicer. At all times from the Closing Date to the Final Payout Date, unless the Administrative Agent shall otherwise consent in writing:

(a)            No Sales, Liens, Etc. (i) Except as otherwise provided herein and in the First Tier Agreement, neither the SPV nor the Servicer shall, nor shall it permit any of its Subsidiaries to, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (A) any of the Affected Assets, or (B) any inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof and (ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the Originator under Section 2.1 of the First Tier Agreement) to, any Person other than an Affiliate (which Affiliate is not a special purpose entity organized for the sole purpose of issuing asset backed securities) or as otherwise expressly provided for in the Transaction Documents.

(b)           No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

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(c)           No Change in Business or Credit and Collection Policy. Neither the SPV nor the Servicer shall make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect, or alter any of the accounting procedures governing any of the accounts described on Schedule I; provided that the SPV or the Servicer may alter the accounting procedures governing any of the accounts described on Schedule I without the consent of any of the Investors or the Agents if (i) such alteration would neither (x) diminish, modify or otherwise adversely affect the interests of the Investors or the Agents in the Receivables or the type of such Receivables taken as a whole, nor (y) alter in any material respect the results of any calculation or determination required to be made in any Servicer Report and (ii) immediately after giving effect to such alteration, the aggregate Unpaid Balance of the Receivables would remain unchanged. In the case of any such alteration which consists of a change in the identity of any such account (including any division of any such account into two or more accounts or the consolidation of one or more of such accounts into a single account), the Servicer shall provide written notice of such alteration to the Agents as soon as reasonably practical after the effectiveness thereof, which notice shall specify the identity of the successor account(s) to be used for purposes of the respective definitions of “Day Sales Outstanding,” “Gross-Up Factor,” “Interline Payable,” “Interline Receivable” and “Receivable” (as applicable) (it being understood that, so long as such alteration is made in compliance with this proviso, such definitions shall be deemed modified to reflect such change in account identity effective as of the date of such change and without any further action by the parties hereto).

(d)          No Subsidiaries, Mergers, Etc. Neither the SPV nor the Servicer shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action by the Servicer (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, and (i) such Person executes and delivers to the Administrative Agent and each Investor an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Administrative Agent or any Investor may reasonably request. The SPV shall not form or create any Subsidiary.

(e)          Change in Payment Instructions to Obligors. Neither the SPV nor the Servicer shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(s) or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or (ii) the Administrative Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Administrative Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(f)           Deposits to Blocked Accounts. Neither the SPV nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections and any amounts relating to Excluded Receivables and such other de minimis amounts as may from time to time be erroneously deposited therein.

(g)           Change of Name, Etc. The SPV shall not (i) make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC), identity, corporate structure or chief executive office or location of books and records unless, at least thirty (30) days prior to the effective date of any such name change, change in corporate structure, or change in location of its chief executive office or books and records the SPV notifies the Administrative Agent thereof and delivers to the Administrative Agent such financing statements (Forms UCC-1 and UCC-3) authorized or executed by the SPV (if required under applicable Law) which the Administrative Agent may reasonably request to reflect such name change, location change, or change in corporate structure, together with such other documents and instruments that the Administrative Agent may reasonably request in connection therewith and has taken all other steps to ensure that the Administrative Agent, for the benefit of itself and the Investors, continues to have a first priority, perfected ownership or security interest in the Affected Assets and the Collections thereon, or (ii) change its jurisdiction of organization unless the Administrative Agent shall have received from the SPV, prior to such change, (A) those items described in clause (i) hereof, and (B) if the Administrative Agent or any Investor shall so request, an opinion of counsel, in form and substance reasonably satisfactory to such Person, as to such organization and the SPV’s valid existence and good standing and the perfection and priority of the Administrative Agent’s ownership or security interest in the Affected Assets and Collections.

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(h)          Amendment to First Tier Agreement. The SPV shall not amend, modify, or supplement the First Tier Agreement or waive any provision thereof, in each case except with the prior written consent of each Agent; nor shall the SPV take, or permit the Originator to take, any other action under the First Tier Agreement that could have a Material Adverse Effect on any Agent or any Investor or which is inconsistent with the terms of this Agreement.

(i)           Other Debt. Except as provided herein, the SPV shall not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the Intercompany Line of Credit for the purchase price of the Receivables and other Affected Assets under the First Tier Agreement, and (ii) other indebtedness incurred in the ordinary course of its business in an amount not to exceed $9,500 at any time outstanding.

(j)            Payment to the Originator. The SPV shall not acquire any Receivable other than through, under, and pursuant to the terms of, the First Tier Agreement by payment by the SPV either in cash or by increase in the amount of the subordinated indebtedness owed by the SPV to NSC pursuant to the Intercompany Line of Credit.

(k)           Restricted Payments. The SPV shall not (A) purchase or redeem any shares of its capital stock, (B) prepay, purchase or redeem any Indebtedness (other than as specifically permitted hereunder), (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that the SPV may make (1) Restricted Payments under clause (A) or (B) of the definition thereof out of funds received pursuant to Section 2.2 and (2) Restricted Payments under clause (A) or (B) of the definition thereof (including the payment of dividends) from other funds if, after giving effect thereto, no Termination Event or Potential Termination Event shall have occurred and be continuing.

(l)            Anti-Corruption Laws and Sanctions.  The SPV shall not request any Investment, and it shall not use, and shall not permit its directors, officers, employees and agents to use, the proceeds of any Investment or Reinvestment, and the Servicer (including in its capacity as Originator) shall not use, and shall not permit its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Investment or Reinvestment, in each case, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any applicable Sanctions, or (C) in any other manner that would result in violation of any Sanctions by any Person party hereto.

(m)          Removal of Independent Director. The SPV shall not remove or permit the removal of the Independent Director without Cause.

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ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1                 Appointment of Servicer.

(a)          The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the SPV, the Administrative Agent and the Investors hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable Law, each of the SPV, NSC and the Originator (to the extent not then acting as Servicer hereunder) hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the SPV’s, NSC’s and/or the Originator’s name and on behalf of the SPV, NSC or the Originator as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Receivables, including endorsing the SPV’s, NSC’s and/or the Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Administrative Agent gives notice to the Originator (in accordance with this Section 7.1) of the designation of a new Servicer, the Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Remedy Event, the Administrative Agent may, and upon the direction of the Majority Investors shall, designate as Servicer any Person (including itself) to succeed the Originator or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)           Upon the designation of a successor Servicer as set forth above, the Originator agrees that it will terminate its activities as Servicer hereunder in a manner which the Administrative Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the Originator shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records and use by the new Servicer of all records, licenses, hardware or software necessary or desirable to collect the Receivables and the Related Security.

(c)           The Originator acknowledges that the SPV, the Administrative Agent and the Investors have relied on the Originator’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, the Originator agrees that it will not voluntarily resign as Servicer.

(d)          The Servicer may delegate its duties and obligations hereunder to any Affiliate subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the SPV, the Agents and the Investors for the performance of the duties and obligations so delegated, (iii) the Originator, NSC, the SPV, the Agents and the Investors shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

(e)           The Originator hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, the Originator shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that the Originator conducted such data-processing functions while it acted as the Servicer.

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SECTION 7.2                 Duties of Servicer.

(a)           The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Law, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the SPV, the Administrative Agent and the Investors the amount of the Collections to which each is entitled in accordance with Article II. Except in accordance with and as expressly stated in the Credit and Collection Policy, the Servicer shall not extend the maturity of any Receivable or, except for customary dilutive adjustments, adjust the Unpaid Balance of any Defaulted Receivable. The SPV shall deliver to the Servicer and the Servicer shall hold in trust for the SPV and the Administrative Agent, on behalf of the Investors, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, following the occurrence of a Remedy Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer (whether the Originator or any other Person is the Servicer) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset. The Servicer shall not make any Managing Agent, the Administrative Agent or any of the Investors a party to any litigation without the prior written consent of such Person. At any time following the occurrence of a Remedy Event, the Administrative Agent may notify any Obligor of its interest in the Receivables and the other Affected Assets. The Servicer shall notify the Administrative Agent if the Servicer needs to commence any legal proceeding to collect on a Guaranteed Receivable, and the Administrative Agent shall have the option to require that the Servicer, in order to maximize collections on such Guaranteed Receivable, purchase such Guaranteed Receivable from the Administrative Agent for a purchase price equal to the Unpaid Balance of such Guaranteed Receivable and take any and all necessary actions in its own name.

(b)           The Servicer shall, as soon as practicable following receipt thereof, turn over to the SPV all collections from any Person of indebtedness of such Person which are not on account of a Receivable. Notwithstanding anything to the contrary contained in this Article VII, the Servicer, if not the SPV, the Originator or any Affiliate of the SPV or the Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any indebtedness that is not included in the Asset Interest other than to deliver to the SPV the collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(c)           Any payment by an Obligor in respect of any indebtedness owed by it to the Originator or NSC shall, except as otherwise specified by such Obligor, required by contract or Law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

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SECTION 7.3                 Blocked Account Arrangements.

(a)           On or prior to the date hereof, the Originator, the SPV and NSC, as applicable, shall have entered into Blocked Account Agreements with all of the Blocked Account Banks, and delivered original counterparts thereof to the Administrative Agent. Upon the occurrence of a Remedy Event, the Administrative Agent may at any time give notice to each Blocked Account Bank that the Administrative Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Blocked Accounts transferred to the Administrative Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Blocked Accounts be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement. The Originator hereby agrees that if the Administrative Agent, at any time, takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and the Originator hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Receivables received by the Originator, as Servicer or otherwise, thereafter shall be sent immediately to the Administrative Agent. The parties hereto hereby acknowledge that if at any time the Administrative Agent takes control of any Blocked Account, the Administrative Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to SPV, the Administrative Agent and the Investors or any other Person hereunder and the Administrative Agent shall distribute or cause to be distributed such funds in accordance with Section 7.2(b) (including the proviso thereto) and Article II (in each case as if such funds were held by the Servicer thereunder); provided, however, that the Administrative Agent shall not be under any obligation to remit any such funds to the Originator or any other Person unless and until the Administrative Agent has received from the Originator or such Person evidence satisfactory to the Administrative Agent that the Originator or such Person is entitled to such funds hereunder and under applicable Law.

(b)           The SPV shall reimburse the Administrative Agent for, and hold the Administrative Agent harmless from, all costs, expenses, claims and liabilities under each Blocked Account Agreement, including any moneys that the Administrative Agent shall have paid to the Blocked Account Bank under the provisions of the Blocked Account Agreements. At its sole discretion, the Administrative Agent may charge any loan account of the SPV for any such amounts.

SECTION 7.4                 Enforcement Rights After Designation of New Servicer. (a) At any time following the occurrence of a Remedy Event or the designation of a Servicer (other than the Originator or an Affiliate of the Originator) pursuant to Section 7.1:

(i)             the Administrative Agent may direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Administrative Agent or its designee;

(ii)           the SPV shall, at the Administrative Agent’s request and at the SPV’s expense, give notice of the Administrative Agent’s, the SPV’s, and/or the Investors’ ownership of the Receivables and (in the case of the Administrative Agent) interest in the Asset Interest to each Obligor and direct that payments be made directly to the Administrative Agent or its designee, except that if the SPV fails to so notify the Obligors, the Administrative Agent may so notify the Obligors; and

(iii)            the SPV shall, at the Administrative Agent’s request, (A) assemble all of the Records and shall make the same available to the Administrative Agent or its designee at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Administrative Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

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(b)          Each of the SPV, NSC and the Originator hereby authorizes the Administrative Agent, and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the SPV, NSC or the Originator, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the SPV, NSC or the Originator, as applicable, and on behalf of the SPV, NSC or the Originator, as applicable, necessary or desirable, in the determination of the Administrative Agent, to collect any and all amounts or portions thereof due under any and all Receivables or Related Security, including endorsing the name of the Originator or NSC on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 7.5                 Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a)           The Servicer (i) shall fail to make any payment or deposit required to be made by it hereunder when due or the Servicer shall fail to observe or perform any term, covenant or agreement on the Servicer’s part to be performed under Section 6.1(b) (conduct of business, ownership), 6.1(f) (compliance with receivables and credit and collection policy), 6.1(h) (obligor payments), 6.1(i) (handling collections), 6.2(a) (no sales or liens), 6.2(c) (no change in business or policy), 6.2(d) (no subsidiaries, mergers), 6.2(e) (no change in obligor payments), or 6.2(f) (no change in handling collections) and in the case of Section 6.1(b), Section 6.1(f) or Section 6.2(c) such failure shall (if capable of being remedied) remain unremedied for three (3) days (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof), or (ii) shall fail to observe or perform any other term, covenant or agreement to be observed or performed by it under Sections 2.8, 2.9, 2.12 or 2.15, or (iii) shall fail to observe or perform any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which such Person is a party or by which such Person is bound, and in the case of this clause (iii) such failure shall remain unremedied for ten (10) days; or

(b)           any representation, warranty, certification or statement made by the Servicer in this Agreement, the First Tier Agreement or in any of the other Transaction Documents or in any certificate, information, report or document delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made; or

(c)            failure of NSC, the Servicer or any of their Subsidiaries (other than the SPV) to pay when due any amounts due under any agreement under which any Indebtedness greater than $50,000,000 is governed; or the default by the Servicer or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness greater than $50,000,000 was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement; or any Indebtedness of NSC, the Servicer or any of their Subsidiaries greater than $50,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the scheduled date of maturity thereof; or

(d)           any Event of Bankruptcy shall occur with respect to the Servicer; or

(e)            there shall have occurred a Material Adverse Effect with respect to the Servicer; or

(f)             the withdrawal or downgrade of the long-term credit rating of the senior unsecured debt of NSC below BBB- or Baa3 by S&P or Moody’s, respectively.

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SECTION 7.6                 Servicing Fee. If the Servicer is the Originator, the fees due to the Servicer for the provision of services pursuant to Section 7.2 shall equal one-half of one-percent of the amount of the Receivables purchased from the Originator under the First Tier Agreement. The payment of such fees is reflected in the First Tier Agreement through a reduced commission percentage used in calculation of the discount applied to the purchase of Receivables thereunder. The commission percentage was reduced from one and one-half percent (1-1/2%) to one percent (1.00%) to take into account one half of one percent (1/2%) of the Receivables due to the Servicer by the SPV for the services provided under Section 7.2. If the Servicer is not the Originator or an Affiliate of the Originator, the Servicer, by giving three (3) Business Days’ prior written notice to the Administrative Agent, shall be paid a Servicing Fee in accordance with Section 2.12 and may with the consent of the Managing Agents revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Administrative Agent; provided, however, that at any time after the Net Investment, plus Required Reserves exceeds the Net Pool Balance, any compensation to the Servicer in excess of the Servicing Fee initially provided for herein shall be an obligation of the SPV and shall not be payable, in whole or in part, from Collections allocated to the Investors.

SECTION 7.7                 Protection of Ownership Interest of the Investors. Each of the Originator, NSC and the SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Administrative Agent may reasonably request in order to perfect or protect the Asset Interest or to enable the Administrative Agent or the Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, each of the Originator, NSC and the SPV shall, upon the request of the Administrative Agent or any of the Investors, in order to accurately reflect this purchase and sale transaction, (i) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Administrative Agent or any of the Managing Agents and (ii) mark its respective master data processing records and other documents with a legend describing the conveyance to the Administrative Agent, for the benefit of the Managing Agents, of the Asset Interest. Each of the Originator, NSC and the SPV shall, upon request of the Administrative Agent or any of the Managing Agents, obtain such additional search reports as the Administrative Agent or any of the Managing Agents shall request. The SPV has authorized and hereby authorizes the Administrative Agent, as secured party (within the meaning of Section 9-509 of any applicable enactment of the UCC) for the benefit of itself and the Managing Agents, to file without signature of the SPV, UCC financing and continuation statements and amendments thereto and assignments thereof without the SPV’s, NSC’s or the Originator’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

ARTICLE VIII

TERMINATION EVENTS

SECTION 8.1                 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a)            the SPV, NSC, the Originator or the Servicer shall fail to make any payment or deposit to be made by it hereunder or under the First Tier Agreement when due hereunder or thereunder; or

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(b)           any representation, warranty, certification or statement made or deemed made by the SPV, NSC or the Originator in this Agreement, any other Transaction Document to which it is a party or in any other certificate, information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c)            the SPV, NSC, the Originator or the Servicer shall default in the performance of any payment or undertaking (other than those covered by clause (a) above) (i) to be performed or observed under Sections 6.1(a)(vi) (notice of termination), 6.1(a)(vii) (notice of changes to credit and collection policy), 6.1(b) (conduct of business, ownership), 6.1(f) (compliance with receivables and credit and collection policy), 6.1(g) (notice of agent’s interest), 6.1(h) (obligor payments), 6.1(i) (handling collections), 6.1(k) (sale treatment), 6.1(l) (nonconsolidation), 6.2(a) (no sales or liens), 6.2(c) (no change in business or policy), 6.2(d) (no subsidiaries, mergers), 6.2(e) (no change in obligor payments), 6.2(f) (no change in handling collections), 6.2(g) (no name change), 6.2(h) (no amendment), 6.2(i) (no debt), 6.2(j) (payment to originator), 6.2(m) (removal of independent director) and in the case of Section 6.1(b), Section 6.1(f) or Section 6.2(c) such default shall (if capable of being remedied) remain unremedied for three (3) days (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) or (ii) to be performed or observed under any other provision of this Agreement or any provision of any other Transaction Document to which it is a party and such default in the case of this clause (ii) shall continue for ten (10) days; or

(d)           (i) any Event of Bankruptcy shall occur with respect to the SPV; or (ii) NSC, the Originator or any Subsidiary or Affiliate of either NSC or the Originator which is involved in the generation of Receivables (A) (1) shall generally not pay its debts as such debts become due or (2) shall admit in writing its inability to pay its debts generally or (3) shall make a general assignment for the benefit of creditors; (B) any proceeding shall be instituted by or against NSC, the Originator or any Subsidiary or Affiliate of either NSC or the Originator which is involved in the generation of Receivables which are seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against NSC, the Originator or any Subsidiary or Affiliate of either NSC or the Originator (but not instituted by NSC, the Originator or any Subsidiary or Affiliate of either NSC or the Originator which is involved in the generation of Receivables), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (C) NSC, the Originator or any Subsidiary or Affiliate of either NSC or the Originator which is involved in the generation of Receivables shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (A) or (B); or

(e)            the Administrative Agent, on behalf of the Investors, shall for any reason fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim; or

(f)             a Servicer Default shall have occurred; or

(g)            on any date the sum of the Net Investment (as determined after giving effect to all distributions pursuant to this Agreement on such date), plus the Required Reserves shall exceed the Net Pool Balance (as such Required Reserves and Net Pool Balance are shown in the most recent Servicer Report delivered on or prior to such date), and such circumstances shall not have been cured in two (2) Business Days; or

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(h)           (i) the average for three (3) consecutive calendar months of the Delinquency Ratio shall exceed 10.00% or (ii) the average for three (3) consecutive calendar months of the Dilution Ratio shall exceed 3.50% or (iii) the Days Sales Outstanding for any calendar month shall exceed 45 days; or

(i)             failure of the SPV, NSC, the Originator or any Subsidiary of NSC or the Originator to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $9,000 in the case of the SPV, or $50,000,000, in the case of the Originator, NSC or any Subsidiary of the Originator or NSC (other than the SPV) is governed; or the default by the SPV, NSC, the Originator or any Subsidiary of the SPV, NSC or the Originator in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the SPV, NSC, the Originator or any Subsidiary of the SPV, NSC or the Originator greater than such respective amounts was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or any Indebtedness owing by the SPV, NSC, the Originator or any Subsidiary of the SPV, NSC or the Originator greater than such respective amounts shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(j)             there shall be a “change of control” with respect to the Originator or the SPV; for the purposes of this clause only “change in control” means:

(i)             the failure of the Originator to own, free and clear of any Adverse Claim and on a fully diluted basis, 100% of the outstanding shares of voting stock of the SPV, or

(ii)           the failure of NSC to own, free and clear of any Adverse Claim and on a fully diluted basis, at least 51% of the outstanding shares of voting stock of the Originator, or

(iii)            any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% of more of the outstanding shares of common stock of NSC or (b) at any time Continuing Directors (as defined below) shall not constitute a majority of the board of directors of NSC, with a “Continuing Director” for the purpose hereof being at any time each (i) individual who was a director of NSC twenty-four (24) months before such time or (ii) individuals who were nominated or elected to be a director of NSC by at least two-thirds of the Continuing Directors at the time of such nomination or election; provided, however, that there shall be no Change in Control hereunder in the event of a pending merger with or involving another “Class I” railroad or its parent corporation that is of the nature that requires the approval of the STB (or any successor or replacement Governmental Authority thereto charged with carrying out similar functions) until the time that such merger shall have been declared effective, or final approval has otherwise been given with respect to such merger (if such declaration or approval is required for the effectiveness of such merger), by the STB (or any successor or replacement Governmental Authority thereto charged with carrying out similar functions); or

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(k)           any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA; or

(l)             any material provision of this Agreement or any other Transaction Document to which the Originator, NSC or the SPV is a party shall cease to be in full force and effect or the Originator, NSC or the SPV shall so state in writing; or

(m)            at any time, the excess of (i) the sum of (A) the aggregate Unpaid Balance of all Receivables, minus (B) the Net Investment, minus (C) the Intercompany Debt Reserve, over (ii) the aggregate principal amount owing by the SPV to NSC pursuant to the Intercompany Line of Credit does not at least equal $5,000,000; or

(n)           [reserved]; or

(o)           any Person shall be appointed as an Independent Director of the SPV without prior notice thereof having been given to the Administrative Agent in accordance with Section 6.1(a)(xiii) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Director,” which acknowledgement shall not be unreasonably withheld, delayed or conditioned.

SECTION 8.2                 Termination. Upon the occurrence of any Termination Event, the Administrative Agent or any Managing Agent may, and the Administrative Agent, at the direction of the Majority Investors, shall, by notice to the SPV and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(d), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Administrative Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable Laws, all of which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1                 Indemnities by the SPV. Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the SPV hereby agrees to indemnify the Investors, the Administrative Agent and the Managing Agents and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Administrative Agent or the Managing Agents, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the SPV or the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Administrative Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or (iii) Taxes or Excluded Taxes other than Taxes or Excluded Taxes described in Section 9.1(j). Without limiting the generality of the foregoing, the SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

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(a)            any representation or warranty made or deemed made by the SPV or any officers of the SPV under or in connection with this Agreement, the First Tier Agreement, any of the other Transaction Documents or any other certificate, information, report or document delivered by the SPV pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made, or would have been incomplete, false or incorrect if it had not been qualified by the SPV’s or any other Person’s knowledge;

(b)           the failure by the SPV to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law;

(c)            the failure (i) to vest and maintain vested in the Administrative Agent, on behalf of the Investors, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Administrative Agent, for the benefit of the Investors, in the Affected Assets, free and clear of any Adverse Claim;

(d)           the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any of the Affected Assets;

(e)            any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f)             any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

(g)            the transfer of an interest in any Receivable other than an Eligible Receivable;

(h)           the failure by the SPV to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts;

(i)             the Net Investment exceeding the Net Pool Balance, minus the Required Reserves at any time;

(j)             the failure of the SPV to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables;

(k)           any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made;

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(l)             the commingling by the SPV of Collections of Receivables at any time with any other funds;

(m)            any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Investments or Reinvestment by the SPV, the ownership of the Asset Interest, or any Affected Asset;

(n)           failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock boxes pursuant to the instructions of the SPV or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(o)           any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the SPV to qualify to do business or file any notice of business activity report or any similar report;

(p)           any attempt by any Person to void, rescind or set-aside any transfer by the Originator to the SPV of any Receivable or Related Security under statutory provisions or common Law or equitable action, including any provision of the Bankruptcy Code or other insolvency Law;

(q)           any action taken by the SPV in the enforcement or collection of any Receivable;

(r)            the use of the proceeds of any Investment or Reinvestment; or

(s)            any determination by a Governmental Authority that the transactions contemplated hereby are properly characterized as other than debt for the purposes of the Code.

SECTION 9.2                 Indemnity for Taxes, Reserves and Expenses.

(a)            If after the Closing Date, any Regulatory Requirement:

(i)             shall subject any Indemnified Party (or its applicable lending office) to any Taxes, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Liquidity Agreement, or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for changes in the rate of general corporate, franchise, net income, other income tax or tax based on capital, net worth or comparable basis of measurement imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located);

(ii)           shall impose, modify or deem applicable any reserve, assessment, fee, insurance charge, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Liquidity Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest; or

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(iii)            imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Liquidity Agreement or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by, or to require any payment calculated by reference to the amount of interest or loans held or interest received by, such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder, or under a Liquidity Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through the Administrative Agent, the SPV shall pay to the Administrative Agent, for the benefit of such Indemnified Party, such additional amount or amounts charged to such Indemnified Party or such amounts to otherwise compensate such Indemnified Party for such increased cost or reduction.

(b)           If any Indemnified Party shall have determined that after the Closing Date, any Regulatory Requirement, has or would have the effect of reducing the rate of return on capital or assets of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such Regulatory Requirement (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Administrative Agent, the SPV shall pay to the Administrative Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c)            The Administrative Agent shall promptly notify the SPV of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that failure to give or any delay in giving such notice shall not affect the Indemnified Party's right to receive such compensation. A notice by the Administrative Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

As used herein, “Regulatory Requirement” shall mean (i) the adoption after the Closing Date of any applicable Law (including any Law regarding capital adequacy or liquidity coverage) or any change therein after the Closing Date or (ii) any change after the Closing Date in the interpretation or administration of any applicable Law or compliance with any request or directive (whether or not having the force of law) of any Official Body charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Official Body; provided, that for purposes of this definition (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance; Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Program Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Regulatory Requirement”, regardless of the date enacted, adopted, issued or implemented.

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SECTION 9.3                 Taxes. All payments and distributions made hereunder by the SPV or the Servicer (each, a “payor”) to any Investor or any Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding franchise taxes, taxes imposed on or measured by the recipient’s net income or gross receipts, taxes based on capital, net worth or comparable basis of measurement and deductions or withholdings of United States Federal income taxes that (i) are incurred by an assignee if the related assignment is made in violation of Section 11.8, (ii) could have been avoided in whole or in part by the timely filing by any Agent or Investor of one or more United States Internal Revenue Service forms, or (iii) are imposed under FATCA (such excluded items being called “Excluded Taxes” and such remaining items being called “Taxes”). Whether or not the payor must withhold from a recipient’s payment under FATCA, each Investor and each assignee of any Investor covenants to timely provide the payor with a valid, duly completed and executed form (as may be issued by the U.S. Internal Revenue Service), and to update and/or replace such form as necessary to maintain its validity, to allow payor to timely and properly comply with its information reporting obligations, as required by Section 1474 of the Code and regulations promulgated thereunder. In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(a)            pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Agents an official receipt or other documentation satisfactory to the Agents evidencing such payment to such authority; and

(c)            pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure. Payor shall not be responsible for any incremental Taxes, interest, or penalties attributable to recipient’s failure to act in a timely manner.

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If any Investor or any Agent shall petition the SPV for any amounts under this Section 9.3 related to Taxes imposed under (1) any amended or successor version of any applicable Law as in effect as of May 28, 2021, or any regulations or official interpretations thereof or (2) any applicable Law adopted after May 28, 2021, or any regulations or official interpretations thereof, which in each case do not constitute Excluded Taxes (which petition shall, notwithstanding anything to the contrary in this Section 9.3, be delivered by the applicable Investor or Agent to the SPV not later than ten (10) Business Days after receipt by such Investor or Agent from SPV of the amount subject to such Taxes), then the SPV may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to the related Managing Agent and the Administrative Agent, either (i) require each Investor in such Managing Agent’s Investor Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.8), all of its respective rights, obligations and Commitment (if any), and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to an assignee that shall assume such rights, obligations, Commitment and interest (which assignee may be another Conduit Investor or Committed Investor, as applicable, if a Conduit Investor or Committed Investor accepts such assignment) or (ii) notwithstanding any other provision of this Agreement, so long as no event or circumstance has occurred and is continuing which constitutes a Termination Event, a Potential Termination Event or a Servicer Default, elect to terminate the rights, obligations and Commitment (if any) of such Managing Agent and each Investor in such Managing Agent’s Investor Group; provided, that it shall be a condition precedent to the effectiveness of any such assignment or termination that (x) in the case of an assignment, the SPV shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a member of an Investor Group hereunder, which consent shall not unreasonably be withheld, conditioned or delayed, (y) each member of the subject Investor Group shall have received payment of an amount equal to its Net Investment, and accrued interest and fees thereon and all other Aggregate Unpaids payable to it hereunder, from the assignee (to the extent of such Net Investment), if applicable, or the SPV (in the case of all other amounts) and (z) in the case of an assignment, such assignment will result in a reduction in the amount which may be claimed under Section 9.3 in respect of such Taxes. An Investor shall not be required to make any such assignment and delegation or be subject to such a termination if, prior to the effectiveness thereof, as a result of a waiver by such Investor or otherwise, the circumstances entitling the SPV to require such assignment and delegation or effect such termination cease to exist. Upon the effectiveness of any assignment or termination pursuant to this paragragh, each Investor and Managing Agent subject thereto shall relinquish its respective rights and be released from its respective obligations (including, without limitation, its Commitment (if any)) under this Agreement and the other Transaction Documents (except for those rights and obligations which by the express terms of this Agreement or such other Transaction Documents survive the termination thereof) and shall cease to be party to this Agreement and the Transaction Documents.

SECTION 9.4                 Other Costs and Expenses. The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors and the Agents harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor and/or the Agents and rating agency fees) or intangible, documentary or recording taxes incurred by or on behalf of any Investor or the Agents (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Investor’s or the Agents’ enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

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SECTION 9.5                 Reconveyance Under Certain Circumstances. The SPV agrees to accept the reconveyance from the Administrative Agent, on behalf of the Investors, of the Asset Interest if the Administrative Agent notifies the SPV of a material breach of any representation or warranty made or deemed made pursuant to Article IV which effects a material portion of Receivables or enforceability of any Transaction Document and the SPV shall fail to cure such breach within fifteen (15) days (or, in the case of the representations and warranties in Sections 4.1(d) and 4.1(k), five (5) days) of such notice. The reconveyance price shall be paid by the SPV to the Administrative Agent, for the account of the Investors, in immediately available funds on such 15th day (or 5th day, if applicable) in an amount equal to the Aggregate Unpaids.

SECTION 9.6                 Indemnities by the Servicer. Without limiting any other rights which the Agents or the Investors or the other Indemnified Parties may have hereunder or under applicable Law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report (to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true, correct and complete, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, or any state of facts that would have caused such a failure but for the qualification of any such representation warranty or statement by the Servicer’s knowledge, (c) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof, (f) the failure (i) to vest and maintain vested in the Administrative Agent, on behalf of the Investors, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Administrative Agent, for the benefit of the Investors, in the Affected Assets, free and clear of any Adverse Claim, (g) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any of the Affected Assets, (h) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables, and (i) the commingling by the Servicer of Collections of Receivables at any time with any other funds;

SECTION 9.7                 Contest Rights. In the event any claim, action, proceeding or suit is brought against any Indemnified Party with respect to which the SPV would be required to indemnify such Indemnified Party for Taxes under Section 9.1, Section 9.2 or Section 9.3, such Indemnified Party shall promptly give notice or any such claim, action, proceeding or suit to the SPV. The SPV may, at the SPV’s sole cost and expense, resist and defend such action, suit or proceeding in the name of the Indemnified Party (or in the name of the SPV if legally entitled to do so), or cause the same to be resisted or defended by counsel selected by the SPV and reasonably satisfactory to such Indemnified Party.

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SECTION 9.8                 Accounting Based Consolidation Event. (a) If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Administrative Agent, the SPV shall pay to the Administrative Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity's capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to the SPV or the transactions contemplated in this Agreement in connection therewith. Amounts under this Section 9.8 may be demanded at any time without regard to the timing of issuance of any financial statement by a Conduit Investor or by any Affected Entity.

(b)            For purposes of this Section 9.8, the following terms shall have the following meanings:

“Accounting Based Consolidation Event" means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a Conduit Investor that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of the Affected Entity or any of its Affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date, as acknowledged by the Affected Entity in writing.

“Affected Entity” means (i) any Committed Investor, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit Investor, (iii) any agent, administrator or manager of a Conduit Investor, or (iv) any bank holding company in respect of any of the foregoing.

ARTICLE X

THE AGENTS

SECTION 10.1             Appointment and Authorization of Agents. Each Investor hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Managing Agent of its Investor Group to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall any Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2             Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

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SECTION 10.3             Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the SPV, NSC, the Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the SPV, NSC, the Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the SPV, NSC, the Originator or the Servicer or any of their respective Affiliates.

SECTION 10.4             Reliance by Agents.

(a)            Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, NSC, the Originator and the Servicer), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b)           For purposes of determining compliance with the conditions specified in Article V, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 10.5             Notice of Termination Event, Potential Termination Event or Servicer Default. No Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless such Agent has received written notice from an Investor or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. Such Agent will notify the Investors of its receipt of any such notice. Such Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event, Termination Event or Servicer Default as may be requested by the Majority Investors, provided, however, that, unless and until such Agent shall have received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event, Termination Event or Servicer Default as it shall deem advisable or in the best interest of the Investors.

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SECTION 10.6             Credit Decision; Disclosure of Information by the Agents. Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, NSC, the Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Investor, including any Investor by assignment, represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, NSC, the Originator or their respective Affiliates, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder. Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, NSC, the Servicer or the Originator. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by any Agent herein, no Agent shall have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, NSC, the Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7             Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, each Investor shall severally indemnify upon demand the Administrative Agent and its related Managing Agent and each of their respective Agent-Related Persons (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so as otherwise provided herein), pro rata, based on the amount of the Net Investment funded by such Investor, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Investor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Investor shall severally reimburse its Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the SPV as otherwise provided herein. The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of any Agent.

SECTION 10.8             Agent in Individual Capacity. Each Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originator, NSC and the Servicer or any of their Subsidiaries or Affiliates as though such Agent was not an Agent hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the SPV, the Originator, NSC, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. Each Agent may, in its individual capacity, acquire an Asset Interest by assignment from an Investor or otherwise in accordance herewith and in such event such Agent shall have the same rights and powers under this Agreement as any other Investor and may exercise the same as though it were not an Agent, and the terms “Investor”, or “Investors” shall, unless the context otherwise indicates, include the Agent in its individual capacity.

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SECTION 10.9             Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Investors and the SPV. If the Administrative Agent resigns under this Agreement, the Majority Investors shall appoint from among the Managing Agents a successor agent for the Investors. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Investors a successor agent from among the Managing Agents. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Managing Agents shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above.

SECTION 10.10            Payments by the Agents. Unless specifically allocated to a Committed Investor pursuant to the terms of this Agreement, all amounts received by any Agent on behalf of the Committed Investors shall be paid by such Agent to the Committed Investors (at their respective accounts specified herein or in their respective Assignment and Assumption Agreements, as applicable) pro rata in accordance with their respective outstanding funded portions of the Net Investment on the Business Day received by such Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case such Agent shall use its reasonable efforts to pay such amounts to the Committed Investors on such Business Day, but, in any event, shall pay such amounts to the Committed Investors not later than the following Business Day.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1             Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Administrative Agent, the Investors and the Managing Agents with respect to any representation and warranty made or deemed to be made by the SPV pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 11.2             Waivers; Amendments.

(a)            No failure or delay on the part of the Administrative Agent, the Investors, the Managing Agents or any Committed Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law.

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(b)           Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, the Originator, the Servicer, and the Majority Investors (and, if Article X or the rights or duties of the Agents are affected thereby, by the Agents); provided that no such amendment or waiver shall, unless signed by each Committed Investor directly affected thereby, (i) increase the Commitment of a Committed Investor (it being understood that a waiver of a Termination Event shall not constitute an increase in the Commitment of any Committed Investor), (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of the Committed Investors which shall be required for the Committed Investors or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Administrative Agent or the Committed Investors, (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Committed Investor), (vii) change the definition of “Concentration Limit”, “Default Ratio”, “Defaulted Receivable”, “Dilution Horizon Ratio”, “Dilution Ratio”, “Dilution Reserve Ratio”, “Dilution Reserve Floor”, “Dilution Volatility Ratio”, “Eligible Receivable,” “Loss Horizon Ratio”, “Loss Reserve Ratio,” “Loss Reserve Floor”, “Net Pool Balance”, or “Peak Default Ratio” or (viii) amend or modify any definition (or any definition used directly or indirectly in such definition) used in clause (vii) above in a manner that would circumvent the intention of the restrictions set forth in such clause; and provided, further, that the signature of the SPV, NSC, and the Originator shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not the Originator or any Affiliate of the Originator or a successor Servicer is designated by the Administrative Agent pursuant to Section 7.1. In the event the Administrative Agent requests an Investor’s consent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Investor within ten (10) Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Administrative Agent shall have obtained sufficient consent hereunder.

(c)            Notwithstanding the foregoing, (i) without the consent of the Committed Investors, but with the consent of the SPV, the Administrative Agent may amend this Agreement solely to add additional Persons as Committed Investors hereunder and (ii) the Administrative Agent, the Majority Investors and Conduit Investors may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 13.13 or any other provision of this Agreement without the consent of the SPV, provided that such amendment has no negative impact upon the SPV or its rights and/or obligations under the Transaction Documents. Any modification or waiver made in accordance with this Section 11.2 shall apply to each of the Investors equally and shall be binding upon the SPV, the Investors and the Agents.

(d)           Each Conduit Investor (or its Managing Agent on its behalf) shall, to the extent required, under a Liquidity Agreement or otherwise, provide written notice of any amendment, modification or waiver in respect of this Agreement to Moody’s, S&P or any other rating agency engaged to rate the commercial paper of such Conduit Investor.

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(e)            Notwithstanding anything to the contrary herein, and provided that no Termination Event or Potential Termination Event has occurred or is continuing, the SPV may from time to time advise the Administrative Agent in writing in substantially the form attached hereto as Exhibit G of its desire to extend the Commitment Termination Date for an additional 364-day period (a “Commitment Termination Date Extension Request”), provided that such request is made not more than one hundred twenty (120) days and not less than sixty (60) days prior to the then current Commitment Termination Date. The Administrative Agent shall promptly notify each Committed Investor of the SPV’s request to extend the Commitment Termination Date. Each Committed Investor shall notify the SPV and the Administrative Agent in writing whether or not such Committed Investor is agreeable to such extension (it being understood that the Committed Investors may accept or decline such a request in their sole discretion and a failure by any Committed Investors to respond by the thirtieth day prior to the then current Commitment Termination Date shall be deemed to be a rejection of the requested extension) not less than thirty (30) days (or such lesser amount agreed to by the SPV and the Administrative Agent) prior to the then current Commitment Termination Date. In the event that all of the Committed Investors have so notified the SPV and the Administrative Agent in writing that they are agreeable to such extension, the SPV, the Originator, the Servicer, the Administrative Agent and the Committed Investors shall enter into such additional documents as the Administrative Agent may deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Committed Investors in connection with a Commitment Termination Date Extension Request and such additional documents shall be paid by the SPV.

SECTION 11.3             Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 11.3 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3, provided that an Investment Request shall only be effective upon receipt by the applicable Agent. However, anything in this Section 11.3 to the contrary notwithstanding, the SPV hereby authorizes the Administrative Agent, the Managing Agents and the Investors to make Investments based on telephonic notices made by any Person which it in good faith believes to be acting on behalf of the SPV. The SPV agrees to deliver promptly to the Administrative Agent, the Managing Agents and the Investors a written confirmation of each telephonic notice signed by an authorized officer of the SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Investor or any Agent, the records of such Investor or such Agent, as applicable, shall govern.

SECTION 11.4             Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE SPV, NSC, THE ORIGINATOR AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SPV, THE SERVICER, NSC AND THE ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE INVESTORS OR AGENTS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SPV, NSC, THE ORIGINATOR OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

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(b)           EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c)            The SPV, the Servicer, NSC and the Originator each hereby appoint CT Corporation System located at 28 Liberty Street, New York, New York 10005 as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any Investor, the Administrative Agent, any Managing Agent or any successor or assignee of any of them.

SECTION 11.5             Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 11.6             Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 11.7             Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 11.8             Successors and Assigns; Binding Effect.

(a)            This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that none of the SPV, the Servicer, NSC or the Originator may assign any of its rights or delegate any of its duties hereunder or under the First Tier Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agents. Except as provided in clauses (b), (e), or (h) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.

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(b)           With the prior written consent of the SPV and the Servicer (which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that it shall not be unreasonable for the SPV or the Servicer to withhold its consent in connection with any assignment to any assignee which would subject the SPV to any Taxes) any Committed Investor may assign all or any portion of its Commitment and its interest in the Net Investment, the Asset Interest and its other rights and obligations hereunder to any Person with the written approval of the related Managing Agent and the Administrative Agent. In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the Net Investment, the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Administrative Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Net Investment and the Asset Interest which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Administrative Agent and the SPV. All costs and expenses of the Administrative Agent incurred in connection with any assignment hereunder shall be borne by the SPV.

(c)            If any assignee shall petition the SPV for any amounts under Section 9.2 or Section 9.3, then the SPV may designate a replacement financial institution, with the requisite Managing Agent’s consent (which consent shall not be unreasonably withheld), to which such assignee shall, subject to its receipt of an amount equal to its Net Investment, and accrued interest and fees thereon, promptly assign all of its rights, obligations and such assignee’s Commitment and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignee is or, immediately prior to such assignment, was a party.

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(d)           By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the SPV, the Originator, NSC, or the Servicer or the performance or observance by the SPV, the Originator, NSC, or the Servicer of any of their respective obligations under this Agreement, the First Tier Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Administrative Agent, any of its Affiliates or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against the assignor Conduit Investor any proceeding of the type referred to in Section 11.11 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by such assignor Conduit Investor.

(e)            Without limiting the foregoing, any Conduit Investor may, from time to time, with prior or concurrent consent of the SPV and the Servicer, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by such Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related managing agent for such Conduit Assignee will act as the Managing Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the applicable Managing Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to such Conduit Investor herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of such Conduit Investor’s obligations, if any, hereunder or under any other Transaction Document, and such Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment shall be made to the applicable agent or applicable Managing Agent, as applicable, on behalf of such Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Net Investment funded with commercial paper issued by such Conduit Investor from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to such Conduit Investor on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than such Conduit Investor), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Administrative Agent or the applicable Managing Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent or such applicable Managing Agent may reasonably request to evidence and give effect to the foregoing.

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(f)             Each of the SPV, the Servicer and the Originator hereby agrees and consents to the assignment by any Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Liquidity Provider.

(g)            Upon any assignment pursuant to this Agreement, each assignee warrants, as of the date of such assignment (or, in the case of the an assignment to an Liquidity Provider, as of the date such assignee became an Liquidity Provider), that it is not subject to any taxes, charges, levies or withholdings with respect to payments under this Agreement that are imposed by means of withholding by any applicable taxing authority (“Withholding Tax”). Each assignee agrees to provide the Administrative Agent, from time to time upon the Administrative Agent’s request, completed and signed copies of any documents that may be required by an applicable taxing authority to certify such assignee’s exemption from Withholding Tax with respect to payments to be made to such assignee under this Agreement. The SPV’s obligations under Section 9.3 do not apply to any Taxes that arise as a result of a breach of any representation or covenant above.

(h)           Notwithstanding any other provision of this Agreement to the contrary, (i) any Investor may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of its Portion of Investment and Yield with respect thereto) hereunder to secure obligations of such Investor to a Federal Reserve Bank, and (ii) any Conduit Investor may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of its Portion of Investment and Yield with respect thereto) hereunder to a collateral trustee in order to comply with Rule 3a-7 under the Investment Company Act of 1940 (as amended), in each case without notice to or consent of the SPV or the Administrative Agent; provided, that no such pledge or grant of a security interest shall release an Investor from any of its obligations hereunder or substitute any such pledgee or grantee for such Investor as a party hereto.

SECTION 11.9             Waiver of Confidentiality. Each of the SPV, the Servicer, NSC and the Originator hereby consents to the disclosure of any non-public information with respect to it received by the Administrative Agent, any Investor or any Managing Agent to any other Investor or potential Investor, any Agent, any nationally recognized statistical rating organization rating each Conduit Investor’s Commercial Paper, any dealer or placement agent of or depositary for such Conduit Investor’s Commercial Paper, the applicable Managing Agent, or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document.

SECTION 11.10            Confidentiality Agreement.

(a)            Each party hereto agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) by any Agent or any Investor to any rating agency, Commercial Paper dealer, provider of credit enhancement or liquidity to a Conduit Investor or any Person providing financing to, or holding equity interests in, a Conduit Investor, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, (h) by any Conduit Investor (or any administrative agent on its behalf) and its officers and employees to any collateral trustee appointed by such Conduit Investor to comply with Rule 3a-7 under the Investment Company Act of 1940 (as amended), provided such collateral trustee is informed of the confidential nature of such Information and such collateral trustee shall have entered into a written agreement with such Conduit Investor containing customary provisions obligating such collateral trustee to maintain the confidentiality of the Information disclosed to it by such Conduit Investor, (i) with the consent of the disclosing party, or (j) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.10 or (B) becomes available to any party on a nonconfidential basis from a source other than the disclosing party. For the purposes of this Section 11.10, “Information” means all information received from a disclosing party relating to it or its business, other than (i) any such information that is available to any party on a nonconfidential basis prior to disclosure by the disclosing party and (ii) any information identified by a disclosing party to any other party at the time of delivery as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no case less than a reasonable degree of care.

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(b)           Anything herein to the contrary notwithstanding, any party hereto and/or its successors or assigns (and each employee, representative or other agent of any of the foregoing) (i) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions, and (ii) may provide this Agreement and subsequent amendments to the Internal Revenue Service, external auditors, and other governmental tax authorities.

SECTION 11.11            No Bankruptcy Petition Against Conduit Investors. Each of the SPV, the Servicer, NSC and the Originator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Investor, it will not institute against, or join any other Person in instituting against, such Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 11.12            Limitation of Liability.

(a)            No claim may be made by any party hereto against any other party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys or agents, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this Section 11.12(a) is intended to, or shall, constitute a waiver of, or limit, preclude or otherwise impair, the right of any Investor, any Managing Agent or the Administrative Agent to assert a claim for indemnity pursuant to Article IX of this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Investors under this Agreement are solely the corporate obligations of each such Conduit Investor and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Investor in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Investor and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Investor. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.

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(c)            No recourse under any obligation, covenant or agreement of any Conduit Investor contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Investor or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Investor, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Investor or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 11.13            USA PATRIOT Act. Each Investor and Agent that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the SPV and the Servicer that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each of the SPV and the Servicer, which information includes the name and address of each of the SPV and the Servicer and other information that will allow such Investor or Agent to identify the SPV and the Servicer in accordance with the Act.

SECTION 11.14            SMBC Roles. Each of the Committed Investors acknowledges that SMBC acts, or may in the future act, (i) as administrative agent or managing agent for one or more Conduit Investors or Committed Investors, (ii) as issuing and paying agent for the Commercial Paper issued by one or more Conduit Investors, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper issued by one or more Conduit Investors and (iv) to provide other services from time to time for one or more Conduit Investors or any Committed Investors (collectively, the “SMBC Roles”). Without limiting the generality of this Section 11.14, each Committed Investor hereby acknowledges and consents to any and all SMBC Roles and agrees that in connection with any SMBC Role, SMBC may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent or managing agent for one or more Conduit Investors.

SECTION 11.15            Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(a)            On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LMIR’s and the LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBO Rate and LMIR tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBO Rate and LMIR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBO Rate or LMIR, the Benchmark Replacement will replace such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Transaction Document. On and after the date of such replacement of the LIBO Rate with a Benchmark Replacement, the component of Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate. If the Benchmark Replacement is Daily Simple SOFR, all yield payments will be payable on a monthly basis.

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(b)           Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to all Managing Agents, the SPV and the Originator, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Benchmark Replacement Required Investors. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the SPV may revoke any Investment Request for a Portion of Investment with a Yield calculated on the basis of the Alternate Rate, and any request to convert or continue any Portion of Investment with a Yield calculated on the basis of the Alternate Rate, in each case until the SPV’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the SPV will be deemed to have converted any such request into a request for an Investment with a Yield calculated on the basis of the Base Rate.

(c)            In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(d)           The Administrative Agent will promptly notify the SPV, the Originator and the Managing Agents of the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or Managing Agents pursuant to this Section 11.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 11.15.

(e)            At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, LMIR or the LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

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(f)             As used in this Section 11.15, the following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Rate Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, (i) with respect to an Investor Group for which Wells Fargo Bank, National Association, SMBC, U.S. Bank National Association or Capital One, National Association is the Managing Agent, LMIR, and (ii) with respect to any other Investor Group, the LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 11.15, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For the purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LMIR or the LIBO Rate with a SOFR-based rate having approximately the same length as the yield payment period specified in clause (a) of this Section; and

(2) For the purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent, the Originator and the SPV as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Rate Period,” timing and frequency of determining rates and making payments of interest, timing of investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

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“Benchmark Replacement Required Investors” means, at any time, Managing Agents for those Committed Investors which hold Commitments aggregating in excess of 50% of the Maximum Net Investment as of such date (or, if the Commitments shall have been terminated, Managing Agents for one or more Investors whose aggregate pro rata shares of the Net Investment exceed 66.67% of the Net Investment).

“Benchmark Transition Event” means with respect to any then-current Benchmark other than LMIR or the LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Managing Agents, the SPV and the Originator, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Managing Agents, the SPV and the Originator, written notice of objection to such Early Opt-in Election from the Benchmark Replacement Required Investors.

“Early Opt-in Election” means the occurrence of:

(1)            a notification by the Administrative Agent to (or the request by the SPV to the Administrative Agent to notify) each of the Managing Agents that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Administrative Agent and the SPV to trigger a fallback from LMIR and the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Originator and the Managing Agents.

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“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate or LMIR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

SECTION 11.16            Amendment and Restatement. Subject to the satisfaction of the conditions precedent set forth in Section 5.1, this Agreement amends and restates the Existing Transfer and Administration Agreement in its entirety. This Agreement is not intended to constitute a novation of any obligations under the Existing Transfer and Administration Agreement. Upon the effectiveness of this Agreement, each reference to the Existing Transfer and Administration Agreement in any Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.

[Signatures Follow]

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In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first written above.

THOROUGHBRED FUNDING, INC.,
as SPV

By:	/s/ Christopher R. Neikirk
Name: Christopher R. Neikirk
Title: Chairman and President

NORFOLK SOUTHERN RAILWAY COMPANY,
as Originator and as Servicer

By:	/s/ Christopher R. Neikirk
Name: Christopher R. Neikirk
Title: Vice President and Treasurer

NORFOLK SOUTHERN CORPORATION

By:	/s/ Christopher R. Neikirk
Name: Christopher R. Neikirk
Title: Vice President and Treasurer

Signature Page to Amended and Restated Transfer and Administration Agreement

SMBC NIKKO SECURITIES AMERICA, INC.,
as Administrative Agent and a Managing Agent

By:	/s/ Yukimi Konno
Name: Yukimi Konno
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Committed Investor

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

Signature Page to Amended and Restated Transfer and Administration Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Investor

By:	/s/ Jason Barwig
Name: Jason Barwig
Title: Vice President

Signature Page to Amended and Restated Transfer and Administration Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Investor

By:	/s/ Julianne Low
Name: Julianne Low
Title: Senior Director

Signature Page to Amended and Restated Transfer and Administration Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Investor

By:	/s/ Jeffrey K. Fricano
Name: Jeffrey K. Fricano
Title: Senior Vice President

Signature Page to Amended and Restated Transfer and Administration Agreement

SCHEDULE I
Accounts

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule I-1

SCHEDULE II
Investor Groups

SMBC Investor Group

Conduit Investor:	N/A
Committed Investor:	Sumitomo Mitsui Banking Corporation
Commitment:	$100,000,000
Managing Agent:	SMBC Nikko Securities America, Inc.

Wells Fargo Investor Group

Conduit Investor:	N/A
Committed Investor:	Wells Fargo Bank, National Association
Commitment:	$100,000,000
Managing Agent:	Wells Fargo Bank, National Association

Capital One Investor Group

Conduit Investor:	N/A
Committed Investor:	Capital One, National Association
Commitment:	$100,000,000
Managing Agent:	Capital One, National Association

U.S. Bank Investor Group

Conduit Investor:	N/A
Committed Investor:	U.S. Bank National Association
Commitment:	$100,000,000
Managing Agent:	U.S. Bank National Association

Schedule II-1

SCHEDULE III
List of Restatement Documents

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule III-1

Schedule IV

[RESERVED]

Schedule IV-1

SCHEDULE 4.1(g)
List of Actions and Suits

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule 4.1(g)-1

SCHEDULE 4.1(i)
Location of Certain Offices and Records

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule 4.1(i)-1

SCHEDULE 4.1(j)
FEIN

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule 4.1(j)-1

SCHEDULE 4.1(s)
List of Blocked Account Banks and Blocked Accounts

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule 4.1(s)-1

SCHEDULE 11.3
Address and Payment Information

[To be furnished to the Securities and Exchange Commission upon request.]

Schedule 11.3-1

Exhibit A

Form of Assignment and Assumption Agreement

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit A-1

Exhibit B

Form of Contract[s]

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit B-1

Exhibit C

Credit and Collection Policies and Practices

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit C-1

Exhibit D

Form of Investment Request

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit D-1

Exhibit E

Form of Blocked Account Agreement

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit E-1

Exhibit F

Form of Servicer Report

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit F-1

Exhibit G

Form of Commitment Termination Date Extension Request

[To be furnished to the Securities and Exchange Commission upon request.]

Exhibit G-1